UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☒ Definitive Proxy Statement

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CENTURY ALUMINUM COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 13, 2022

To the Stockholders of Century Aluminum Company:

We cordially invite you to attend our 2022 Annual Meeting of Stockholders. The meeting this year will be held on Monday, June 13, 2022, at 9:00 a.m., Central European Time, Fletcher Hotel-Restaurant Arion-Vlissingen, Boulevard Bankert 266, 4382 AC Vlissingen, the Netherlands. At the meeting, we will:

1.	Hold a vote to elect each of Jarl Berntzen, Jennifer Bush, Jesse Gary, Errol Glasser, Wilhelm van Jaarsveld and Andrew Michelmore to our Board of Directors for a one-year term;

2.	Hold a vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	Hold an advisory vote to approve the compensation of our named executive officers; and

4.	Transact any other business that may properly come before the meeting or at any adjournments or postponements of the meeting.

All holders of our common stock as of the close of business on April 14, 2022 are entitled to vote at the meeting. You can also vote before the meeting - by telephone, online or by mail. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible to ensure that your shares are represented and voted at the meeting. Instructions on how to vote are found in the section “How do I vote?” on page 6.

By Order of the Board of Directors,
Chicago, Illinois
April 29, 2022	John DeZee Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on Monday, June 13, 2022: Our Proxy Statement and 2021 Annual Report are available free of charge on our website at www.centuryaluminum.com or www.proxyvote.com.

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(continued)

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Cautionary Statement Regarding Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words “believe,” “expect,” “hope,” “target,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “potential,” “project,” “scheduled,” “forecast” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” or “may.” Any statement that reflects expectations, assumptions or projections about the future, other than statements of historical fact, is a forward-looking statement. Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K, quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission (the “SEC”). Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause actual results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes references to our website as well as to our Sustainability Report; however, the information contained on our website, or any other website, or in our Sustainability Report is not incorporated by reference into or otherwise made a part of this proxy statement.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding Century Aluminum Company’s 2021 performance, please review our 2021 Annual Report filed on Form 10-K with the Securities and Exchange Commission and any amendments thereto. References to “Century,” “the Company”, “we”, “us” or “our” refer to Century Aluminum Company.

2022 Annual Meeting of Stockholders

Time and Date:	9:00 a.m. Central European Time, Monday, June 13, 2022

Place:	Fletcher Hotel-Restaurant Arion-Vlissingen, Boulevard Bankert 266, 4382 AC Vlissingen, the Netherlands

Voting:	Only holders of our common stock as of the record date (April 14, 2022) are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	An admission ticket is required to enter Century’s 2022 Annual Meeting of Stockholders. Please follow the instructions under “How do I vote?” on page 6 of the proxy statement in order to obtain an admission ticket.

Voting Proposals and Board Vote Recommendations

Voting Proposals	Board Vote Recommendation	Page Reference (for more detail)
Item 1 - Election of Six Directors to Serve a One-Year Term Expiring 2023	FOR each Director Nominee	9
Item 2 - Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2022	FOR	27
Item 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	30

Board Nominees

Our Board of Directors (the “Board”), upon the recommendation of our Governance and Nominating Committee, has nominated six directors for election to the Board for a one-year term expiring in 2023. We are in the process of conducting a retained search to add an additional director who can bring skills, knowledge and experience that complement the existing Board as well as contributing to the gender and racial diversity of the Board; however, we do not anticipate that this search will be complete before the 2022 Annual Meeting. The following table provides summary information about each director nominee standing for election to the Board and the Board Committees on which such director currently serves, if any, and the number of other U.S. public company boards they serve on. Effective December 6, 2021, the Board increased its size from five to six members and appointed Ms. Jennifer Bush to serve on the Board and elected her to the Audit, Compensation, Governance and Nominating, and Health, Safety and Sustainability Committees.

Name	Age	Director Since	Independent	Committee Memberships
Andrew Michelmore (Chairman)	69	2018	Yes	Audit, Comp, G&N, HSS
Jarl Berntzen	55	2006	Yes	Audit, Comp, G&N, HSS
Jennifer Bush	48	2021	Yes	Audit, Comp, G&N, HSS
Jesse Gary	42	2021	No	HSS
Errol Glasser	68	2014	Yes	Audit, Comp, G&N, HSS
Wilhelm van Jaarsveld	38	2017	No	—

Performance Highlights

Our 2021 performance reflected our disciplined focus on providing innovative and reliable aluminum products to our customers and a safe and environmentally sustainable workplace for our people and the communities in which we operate. Century invested significant capital in 2021 to increase our production and grow our product portfolio to include more value-added aluminum products to meet increasing demand in the U.S. and Europe. We began to see the benefits of these investments towards the end of 2021, when Century reached its highest annualized production levels since 2014.

The following are key performance highlights for 2021:

•	Substantially completed the restart of our Mt. Holly and Hawesville facilities, adding over 100,000MT of annualized production for 2022 and beyond

•	Commenced construction on our new low-carbon billet casthouse at our Grundartangi smelter, which is expected to start production in the first quarter of 2024

•	Strengthened our balance sheet by extending the maturity and lowering the cost of our outstanding debt

•	Extended the term of one of Grundartangi’s largest power contracts, ensuring the smelter is fully powered through 2026

•	Our stock price increased 48% in 2021 and 128% over the three year period beginning January 1, 2019 through December 31, 2021

•	Successfully completed the transition of Jesse Gary as our new Chief Executive Officer following a multi-year process to consider and evaluate succession candidates

•

Emphasized our commitment to safety, environmental sustainability and social responsibility through the certification of our global headquarters by the Aluminum Stewardship Initiative and the publication of our new corporate-wide safety vision

Corporate Governance 2021 Highlights

Century is committed to strong corporate governance practices, which we believe promotes long-term value creation for our stockholders while strengthening Board and management accountability. Many of our corporate governance practices are a result of continued dialogue and collaboration with our various stakeholders, in an effort to continue to maximize the value delivered to our stockholders. Our key corporate governance practices are listed below and described in more detail below under “Corporate Governance.”

•	Independent Board Chairman

•	Regular meetings of the Independent Directors

•	Fully independent Audit, Compensation and Governance & Nominating Committees

•	100% attendance at Committee meetings in 2021

•	100% attendance at Board meetings in 2021 by all directors

•	Commitment to and emphasis on board diversity, including through:

○	the inclusion of the “Rooney Rule” in our Governance and Nominating Committee Charter

○	the election of Ms. Jennifer Bush to the Board in 2021

○	an ongoing retained search to identify and add an additional director to further expand the racial and gender diversity of our Board, which we are targeting to complete during the second half of 2022

•	Annual elections for all directors

•	Annual Board and Committee self-evaluations

•	Board oversight of risk management

•	Proactive shareholder outreach with regular board updates

•	Compliance with robust director and officer stock ownership guidelines

•	Policies prohibiting short sales, hedging, margin accounts and pledging of Century stock by employees, directors and officers

2021 Executive Compensation Highlights and Pay for Performance Alignment

Our compensation program is designed to (i) attract, retain and motivate talented executives, (ii) incentivize and reward our executives for achieving the Company’s short- and long-term performance goals and (iii) align management’s interests with long-term value creation for our stockholders, with a significant portion of executive compensation linked to the achievement of Company performance and strategy objectives. For more detail regarding our executive compensation program, including definitions for various of the defined terms used below, please see the “Executive Compensation” section of the proxy, beginning on page 31.

We believe the following aspects of our 2021 executive compensation program demonstrate our commitment to the above objectives:

•

Setting target total direct compensation at competitive levels compared to our peers (and typically setting them at below median levels for those executives new to their roles), while using incentive compensation to reward and motivate exceptional performance;

•

Allocating a significant portion of compensation for our named executive officers to “at risk” compensation, the ultimate payouts or value of which are substantially dependent on the successful achievement of predetermined performance goals or linked to the value of our stock price (80% of 2021 target regular direct compensation is “at risk” for our current CEO, Jesse Gary, and 60% for our other current named executive officers, on average);

•

Linking payouts under a large portion of our regular long-term incentive awards to the Company’s TSR relative to our TSR Comparator Group (75% of the 2021 target value of long-term incentive awards for our current CEO, Jesse Gary, and 67% for our other current named executive officers); and

•

Linking payouts under our regular short-term annual incentive awards to the achievement of certain pre-established Company financial, safety and operational performance targets (70% weighting) and individual performance targets for each named executive officer (30% weighting).

We believe our pay for performance alignment with respect to our named executive officers is reflective of the overall performance of the Company during 2021 and during the three-year measurement period under our 2019-2021 Long-Term Incentive Plan (LTIP) awards, as evidenced by:

•	Below target payout under our 2021 Annual Incentive Plan (AIP) reflecting:

○	Payout at 75% of target for the EBITDA portion of the 2021 AIP for below target achievement; and

○	Payout at 60% under the safety portion of the 2021 AIP, which was impacted by below threshold performance under the total case incident rate (TCIR) component of the safety portion.

•	The vesting of our 2019-2021 performance share units at 107.4% of target, during which time the Company’s stock price increased 128% and outperformed relative to the TSR Comparator Group.

The graphs below illustrate the proportion of target regular total direct compensation that is variable, or at risk, for our current CEO and our other current named executive officers, on average, demonstrating the Committee’s commitment to awarding performance-based and at-risk compensation, in line with our pay-for-performance philosophy. The graphs below reflect intended annual direct 2021 compensation at target for our CEO and other currently serving named executive officers for the positions in which they currently serve, and for our CEO, excludes the non-recurring, one-time cash and equity promotion compensation received in connection with his appointment as President and CEO effective July 1, 2021 as discussed further under “Executive Compensation—Compensation Discussion and Analysis—2021 CEO Transition.”

CEO	AVERAGE OF OTHER CURRENT NAMED EXECUTIVE OFFICERS

Other Key Features of Our Executive Compensation Program

What We Do	What We Don’t Do
• We pay for performance with 80% of target regular direct 2021 compensation for our CEO “at risk”	• We do not have employment agreements with our officers, all of whom are at-will employees
• We annually consider an appropriate peer group to establish compensation and generally target executive compensation at or near the midpoint of our peers	• We do not allow executives to profit from short-term speculative swings in Company stock or engage in hedging or pledging of Company stock
• We maintain robust Company stock ownership guidelines for our executive officers and directors,	• We do not allow for repricing of underwater stock options (including cash-outs)
• We have double-trigger equity vesting in the event of a change-in-control	• We do not pay dividend equivalents on unvested restricted share units
• We have adopted clawback policies for our executive incentive compensation	• We do not provide excise tax gross ups
• Our Compensation Committee retains an independent executive compensation consultant

PROXY STATEMENT

Century Aluminum Company

1 South Wacker Drive

Suite 1000

Chicago, Illinois 60606

Our Board is soliciting proxies for the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) of Century Aluminum Company (“Century” or the “Company”). This proxy statement contains information about the items you will vote on at the 2022 Annual Meeting. Further information and instructions on how to vote online, or in the alternative, request a paper copy of these proxy materials and a proxy card, will be as set forth in the Notice of Internet Availability of Proxy Materials (“Notice”) as described below.

Notice of Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”‘) rules that permit public companies to furnish proxy materials to stockholders over the Internet. On or about April 29, 2022, we will begin mailing the Notice and making available to stockholders these proxy materials and the proxy card. The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2022 Annual Meeting. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice. Your vote is important no matter the extent of your holdings.

Questions and Answers

Q.	When and where will the 2022 Annual Meeting be held?

A.           The 2022 Annual Meeting is being held on June 13, 2022, at 9:00 a.m. Central European Time, at the Fletcher Hotel-Restaurant Arion-Vlissingen, Boulevard Bankert 266, 4382 AC Vlissingen, the Netherlands.

If you plan to attend the meeting, you will need an admission ticket. To obtain an admission ticket, please write to: Century Aluminum Company, 1 South Wacker Drive, Suite 1000, Chicago, Illinois 60606, Attention: Admission Ticket or email admissionticket@centuryaluminum.com. Please include a copy of your brokerage statement showing your ownership of Century stock as of the record date of April 14, 2022, or a legal proxy (which you can obtain from your broker, bank or other similar organization), and we will send you an admission ticket.

The health and well-being of our employees and shareholders is our top priority. As we continue to monitor ongoing COVID-19 developments and any guidance from public health officials in the coming months, we may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (www.centuryaluminum.com) and filed with the SEC as additional proxy materials.

Q.	Who is entitled to vote and how many votes do I have?

A.           You may vote prior to or at the 2022 Annual Meeting if you owned shares of our common stock at the close of business on April 14, 2022. Each stockholder is entitled to one vote for each share of common stock held.

Q.	How many shares are available to vote in the Annual Meeting?

A.               On April 14, 2022, the record date for the 2022 Annual Meeting, there were 91,231,611 shares of Century common stock outstanding.

Q.	What constitutes a quorum for the meeting?

A.           The holders of a majority of the outstanding shares of Century’s common stock will constitute a quorum for the transaction of business at the 2022 Annual Meeting. Only shares of Century common stock that are present at the 2022 Annual Meeting, either in person or represented by proxy (including shares that the holder abstains from voting or does not vote with respect to one or more of the matters present for stockholder approval), will be counted for purposes of determining whether a quorum exists at the meeting.

Q.	How do I vote?

A.           There are four ways that you can vote your shares:

Internet.  The website for voting prior to the 2022 Annual Meeting is http://www.ProxyVote.com. To vote on the Internet, please follow the instructions provided in the Notice and have the Notice available when accessing the Internet. The voting system is available 24 hours a day, seven days a week. The deadline for voting online is 11:59 p.m. Eastern Time on Sunday, June 12, 2022. If you hold your shares in a Century 401(k) plan, the deadline for voting online is 11:59 p.m. Eastern Time on Wednesday, June 8, 2022.

Telephone.  If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903. This is a toll-free number available 24 hours a day, seven days a week. The deadline for voting by phone is 11:59 p.m. Eastern Time on Sunday, June 12, 2022. If you hold your shares in a Century 401(k) plan, the deadline for voting by phone is 11:59 p.m. Eastern Time on Wednesday, June 8, 2022.

Mail.  To vote by mail, please follow the instructions on your Notice to request a paper copy of the proxy card and proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope provided with the proxy materials. If you mail your proxy card, we must receive it before 6:00 p.m. Eastern Time on Friday, June 10, 2022.

In Person.  If you are the stockholder of record, you may vote by attending the 2022 Annual Meeting on Monday, June 13, 2022 at 9:00 a.m., Central European Time, at the Fletcher Hotel-Restaurant Arion-Vlissingen, Boulevard Bankert 266, 4382 AC Vlissingen, the Netherlands. If your shares are held in “street name” (i.e., you hold your shares in a brokerage account or through a bank or other nominee), you must obtain a copy of the legal proxy from your bank, broker or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name. If you plan to attend the meeting, you will need an admission ticket. See above under “When and where will the 2022 Annual Meeting be held?” for information about how to obtain an admission ticket.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner in “street name”?

A.           Most of our stockholders hold their shares in “street name” through a bank, broker or other holder of record rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially in “street name.”

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2022 Annual Meeting.

Beneficial Owner.  If your shares are held in a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name.” The Notice is being forwarded to you by your bank, broker or other holder of record, who is considered to be the stockholder of record for those shares. As the beneficial owner, you have the right to direct your bank, broker or other holder of record on how to vote. Your bank, broker or other holder of record has provided a voting instruction card for you to use in directing it as to how to vote your shares.

Q	How do I vote my shares that are held in a Century 401(k) plan?

A.           If you participate in one of Century’s 401(k) plans, you must provide the trustee of the 401(k) plan with your voting instructions in advance of the meeting. You may do this by returning your voting instructions by mail, or submitting them by telephone or the Internet. You cannot vote shares held in a Century 401(k) plan in person at the 2022 Annual Meeting; only the plan trustee can directly vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares will not be voted. To allow sufficient time for voting by the trustee, your voting instructions must be received before Wednesday, June 8, 2022.

Q.	May I change my vote?

A.           Yes. If you are the stockholder of record, you may revoke a proxy or change your voting instructions by:

•	delivering a written notice of revocation or later-dated proxy to our Secretary at or before the taking of the vote at the 2022 Annual Meeting;

•	changing your vote instructions via the Internet up to 11:59 p.m. Eastern Time on June 10, 2022 (the Friday before the 2022 Annual Meeting);

•	changing your vote instructions via the telephone up to 11:59 p.m. Eastern Time on June 10, 2022 (the Friday before the 2022 Annual Meeting); or

•	voting in person at the 2022 Annual Meeting.

If you hold your shares in one of Century’s 401(k) plans, notify the plan trustee in writing prior to June 10, 2022, that your voting instructions are revoked or should be changed.

If your shares are held in “street name,” you must follow the specific instructions provided to you to change or revoke any instructions that you may have already provided to your bank, broker or other holder of record.

Q.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A.           Directors are elected by a “plurality plus” voting standard, which means that the nominees that receive the highest number of votes “for” their election will be elected as directors, even if the nominees do not receive a majority of the votes cast; provided, however, that in uncontested elections any director nominee who receives a greater number of votes “withheld” than votes “for” must tender his or her resignation to the Board which shall then determine whether or not to accept or reject such resignation following a recommendation by the Governance and Nominating Committee of the Board. Proposals No. 2 (ratification of independent registered public accounting firm) and No. 3 (advisory vote on executive compensation) require the affirmative vote of a majority of the outstanding shares of Century common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

Your shares will be voted in accordance with your instructions. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum for a matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will not be counted for the purposes of electing directors and will have the same effect as a vote against the other matters.

Q.	Why is it important to instruct my broker how to vote?

A.           Under SEC rules, if you own shares in “street name” through a bank, broker or other holder of record and do not instruct your bank, broker or other holder of record how to vote, your bank, broker or other holder of record may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, only the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 is considered to be “routine.” The other proposals are considered to be “non-routine” matters. Therefore, if you do not provide your bank, broker or other holder of record holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors and the advisory vote on the compensation of our named executive officers, and will have no effect on the outcome of such matters. Therefore, it is important that you provide voting instructions to your bank, broker or other holder of record.

Q.	What is “householding”?

A.           In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice or, if paper copies are requested, only one Proxy Statement and Annual Report on Form 10-K are delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Notice or copy of the proxy materials, he or she may so request by contacting Broadridge Householding Department by phone at 866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a stockholder’s request, and such stockholder will receive separate materials in the future. Any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future by contacting Broadridge Householding Department at the number or address shown above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board, upon the recommendation of the Governance and Nominating Committee, has nominated the following director nominees to stand for election to the Board for a one-year term: JARL BERNTZEN, JENNIFER BUSH, JESSE GARY, ERROL GLASSER, WILHELM VAN JAARSVELD, and ANDREW MICHELMORE. Each of these nominees has indicated his or her willingness to serve if elected and the Board has no reason to believe that he or she will not be available to serve.

In addition to meeting the minimum qualifications set out by the Board, each of these nominees brings strong and unique backgrounds and skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, finance, metals and mining, operations, manufacturing, international business, health and safety, as well as sustainability and environmental and social responsibility.

Set forth below is background information for each nominee (as of the date of this proxy statement), including the qualifications, attributes or skills that led the Board to conclude that such person should be nominated to serve as a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF MESSRS. BERNTZEN, GARY, GLASSER, VAN JAARSVELD AND MICHELMORE AND MS. BUSH TO THE BOARD FOR A ONE-YEAR TERM EXPIRING IN 2023.

DIRECTOR NOMINEES FOR ELECTION TO A TERM TO EXPIRE IN

2023

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since

Jarl Berntzen	55

Mr. Berntzen has been a Managing Director in the Investment Banking Division of Oppenheimer & Co. since July 2020, where he serves as Head of Technology M&A. He was previously the Managing Director and Head of Technology & Business Services with G2 Capital Advisors, LLC from September 2019 to June 2020; Managing Director at Vaquero Capital LLC from June 2018 to April 2019; Senior Director, Cinema Strategic Initiatives at Dolby Laboratories, Inc. from October 2016 to October 2017.

Mr. Berntzen has extensive experience in mergers and acquisitions (“M&A”), financial restructurings and corporate development activities, having served in senior M&A advisory positions at several international investment banks and advisory firms, including more than 10 years with Goldman, Sachs & Co. Mr. Berntzen’s financial acumen and expertise, investment banking experience and international M&A experience provides insight to the Board when considering Century’s growth and development objectives. In addition, as a native of Norway, Mr. Berntzen provides international perspective and diversity to the Board. The Board has determined that Mr. Berntzen is an “audit committee financial expert” within the meaning of applicable SEC rules.

			2006

Jennifer Bush	48

Ms. Bush has been with Cummins Inc. (NYSE: CMI) since 1997 and has been serving as the Vice President, Cummins Sales and Service, North America since 2017. Ms. Bush previously served as President, Mid-South LLC and Cummins Southern Plains LLC from 2014 through 2017.

Ms. Bush brings 25 years of experience of global P&L, commercial and operational leadership in industrial businesses to the Board along with a strong commitment to health, safety, and sustainability. Ms. Bush’s strategic and operational acumen are an asset to Century as well as her strength as a leader who has embedded sustainability into her business strategy. Ms. Bush provides gender diversity to the Board.

		2021
Jesse Gary	42

Our President and Chief Executive Officer since July 2021; previously served as our Executive Vice President and General Counsel from February 2013 through July 2021 and Chief Operating Officer from April 2019 through July 2021.

Mr. Gary was elected to our Board of Directors in July 2021. Prior to joining Century, Mr. Gary practiced law at Wachtell, Lipton, Rosen & Katz in New York. Mr. Gary brings valuable leadership, risk-management, and strategy-development experience to the Board. Mr. Gary also has extensive knowledge of the aluminum industry and global market conditions and, as the only management representative on our Board, Mr. Gary provides a unique perspective in Board discussions about the business and strategic direction of the Company. The Board benefits from his business insights, operational expertise and knowledge of the Company and the markets it serves.

		2021

Errol Glasser	68

Partner and Co-Founder of Triangle Capital LLC since March 2005; Director of Regency Affiliates, Inc. (OTC Pink: RAFF) since 2002; Trustee of the Darrow School from September 2008 to February 2020.

Mr. Glasser adds to the Board extensive expertise in corporate development activities by virtue of his having served in the financial sector for over 20 years. The Board also benefits from Mr. Glasser’s substantial financial, accounting and investment knowledge and from his experiences serving on other boards and audit committees and as an advisor to other public and private companies. In addition, as a native of South Africa, Mr. Glasser provides international perspective and diversity to the Board. Mr. Glasser is a Chartered Accountant (SA) and the Board has determined that he is an “audit committee financial expert” within the meaning of applicable SEC rules.

		2014
Wilhelm van Jaarsveld	38

Asset and Investment Manager of the Aluminum and Alumina Department of Glencore plc since July 2017; Asset Controller/Financial Analyst of Glencore plc from July 2012 to June 2017.

Mr. van Jaarsveld was appointed to the Board in December 2017 pursuant to the terms of the Standstill and Governance Agreement, dated July 7, 2008, between Century and Glencore plc which entitles Glencore plc to designate a nominee, reasonably acceptable to Century, to the Board. Mr. van Jaarsveld adds valuable expertise to our Board by virtue of his experience as Asset and Investment Manager of the Aluminum and Alumina Department at Glencore plc. In addition, as a Swiss resident and South African native, Mr. van Jaarsveld provides international diversity and perspective to the Board.

		2017

Andrew G. Michelmore (Chairman)	69

Executive Director and Chief Executive Officer of MMG Limited from December 2010 to February 2017; Chairman of the International Council on Mining and Metals from April 2016 to June 2017; Chairman of the Minerals Council of Australia from June 2013 to June 2016; Chairman of the Council of Ormond College at the University of Melbourne from 2003 to 2020; Chairman of the Jean Hailes Foundation since 1996.

Mr. Michelmore rejoined the Board in September 2018 after previously serving on the Board from June 2010 through September 2015. Mr. Michelmore adds valuable metals and mining expertise to the Board by virtue of his experience as Chief Executive Officer of MMG Limited and previous experience as Chief Executive Officer of Zinifex, OZ Minerals, EN+ Group and WMC Resources. Mr. Michelmore also adds valuable engineering and international business experience to the Board by virtue of his positions as a Fellow of the Institution of Chemical Engineers and the Australian Academy of Technological Sciences and Engineering and a member of the Business Council of Australia. In addition, as an Australian citizen and having lived and worked in a number of different countries, Mr. Michelmore provides international diversity and perspective to the Board. The Board has determined that Mr. Michelmore is an “audit committee financial expert” within the meaning of applicable SEC rules.

2018

Board Diversity Matrix

Effective August 2021, Nasdaq adopted new listing standards that require Nasdaq-listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The following matrix summarizes the gender and demographic diversity of our Board in accordance with Nasdaq prescribed categories and is based on the voluntary self-identification of each member of our Board:

Board Diversity Matrix (as of April 14, 2022)
Total Number of Directors	6
	Female	Male	Did Not Disclose Gender
Gender Identity	1	4	1
Demographic Background
White	1	4	—
Did Not Disclose Demographic Background		1

We are in the process of a retained search to add an additional Board member who would increase the gender and racial diversity of the Board.

Non-Employee Director Compensation Program

Our non-employee director compensation program is designed to attract and retain talented director candidates. The Board and the Compensation Committee, with the assistance of the Compensation Committee’s independent executive compensation consultant, annually reviews the pay levels and structure of our directors’ compensation. Directors who are full-time salaried employees of Century are not compensated for their service on the Board. The Board believes that (i) compensation for independent directors should be a mix of cash and equity-based compensation and (ii) compensation for non-employee, non-independent, Board members should only be in cash in order to avoid indirectly increasing the beneficial ownership of any stockholder at whose direction a member of our Board serves. For 2021, Mr. van Jaarsveld waived his right to receive compensation of any kind.

Director Fees

The table below sets forth the components of compensation for our non-employee directors with respect to 2021 (such fees were waived by Mr. van Jaarsveld):

Annual Compensation Element	Amount
Annual Cash Retainer	$45,000
Independent Chairman Annual Cash Retainer	100,000
Committee Chair Annual Cash Retainer	10,000
Annual Equity Award(1)	110,000
Board and Committee Meeting Fees(2)	2,000

(1)

The annual equity award is granted in the form of time-vesting share units for continuing directors following the annual stockholders’ meeting or in connection with a new director appointment. Each time-vesting share unit vests on the earlier of the one-year anniversary of its grant date or the next succeeding annual stockholder meeting, or earlier at the discretion of the Compensation Committee or upon certain events, such as the director having reached the age of 65. The dollar value of the annual equity award grant is converted into a number of time-vesting share units based on the thirty-day trailing average closing price of Century common stock up to the date of grant.

(2)

Each member of the Board is compensated $2,000 for each Board meeting attended. In addition to the Board meeting fees, each committee member is paid $2,000 per committee meeting attended except that each of the Audit Committee Chair and Compensation Committee Chair receives $3,000 per Audit Committee and Compensation Committee meeting attended, respectively.

Any retainers due to the directors are paid on a quarterly basis together with any meeting fees incurred during the prior quarter. All directors are also reimbursed for their travel and other expenses incurred in attending Board and Board committee meetings, other than Mr. van Jaarsveld who also waived his right to receive expense reimbursement.

2021 Director Compensation

The following table sets forth the total compensation for each person who served as a non-employee director during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
Jarl Berntzen	$133,750	$103,831	$237,581
Cynthia Carroll(c)	2,000	—	2,000
Errol Glasser	143,000	103,831	246,831
Andrew Michelmore	232,500	103,831	336,331
Jennifer Bush	25,750	105,148	130,898
Wilhelm van Jaarsveld(d)	—	—	—

(a)	Represents cash retainers and meeting fees earned by each non-employee director for 2021.
(b)

These amounts represent the grant date fair value of the time-vesting share units awarded to each non-employee director computed in accordance with FASB Topic 718, which is calculated by multiplying the number of shares granted by the closing price of Century’s common stock on the date of grant. This calculation differs from how the Company calculates the amount of shares in each annual director equity award, which is based on the thirty-day trailing average closing price of the common stock of the Company. The closing price of Century’s common stock on June 15, 2021 (the date of grant for all directors other than Ms. Bush) was $13.42 and the closing price of Century’s common stock on December 6, 2021 for Ms. Bush’s grant was $13.41. Mr. Glasser elected to defer the settlement of all time-vesting share units awarded to him in 2021 until his service on the Board has terminated.

(c)	Ms. Carroll resigned as a member of the Board effective January 29, 2021.
(d)	Mr. van Jaarsveld waived his right to receive compensation in connection with his service on the Board.

The following table sets forth as of December 31, 2021 the number of outstanding stock awards held by each non-employee director who served on our Board during 2021:

Name	Number of Stock Awards Outstanding as of 12/31/2021(a)
Jarl Berntzen	115,523
Cynthia Carroll(b)	—
Errol Glasser	76,171
Andrew Michelmore	—
Jennifer Bush	7,841
Wilhelm van Jaarsveld	—

(a)

Represents time-vesting share units that had not yet vested as of December 31, 2021, or with respect to Mr. Glasser, had vested due to having reached age 65 but for which settlement has been deferred. All share units granted to Mr. Michelmore are vested upon grant due to having reached the age of 65.

(b)	Ms. Carroll resigned as a member of the Board effective January 29, 2021.

Non-Employee Director Stock Ownership Guidelines

Under our director stock ownership guidelines, each independent director is required to accumulate, within five years of election to the Board, 25,000 shares of our common stock (which was meant to approximate the value (at the time the guidelines were adopted in March 2019) of five times the annual cash retainer payable to independent directors). The guidelines of peer companies and, on a broader basis, industry practices, in place at the time the guidelines were adopted were considered in developing these guidelines. The director stock ownership guidelines continue to be based on a fixed number of shares to address the volatility inherent in the aluminum industry. As of the date of this proxy statement, each of our independent directors is in compliance with our director stock ownership guidelines.

CORPORATE GOVERNANCE

Board Information

The Board, which is responsible for the supervision of the overall business affairs of Century, establishes corporate policies, sets strategic direction and oversees management, which is responsible for Century’s day-to-day operations. The Board met nine times during 2021. There are no family relationships among any of our directors and executive officers.

Board Leadership and Independent Chairman

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure at any given time. The Company’s current Board leadership structure provides for an independent Chairman of the Board. The Board has not adopted a formal policy regarding whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions and having an independent director serve as Chairman. We believe that this structure is appropriate for the Company because it allows our independent Chairman to lead the Board in its fundamental role of governing the Company and providing advice to management, while also providing for effective independent oversight and allowing our President and Chief Executive Officer to focus on the execution of our business strategy, growth and development. The Board evaluates whether this leadership structure is in the best interests of our stockholders on a regular basis.

Director Independence

Nasdaq Global Select Market (“Nasdaq”) rules require that a majority of the board of directors of listed companies be independent as defined by Nasdaq listing standards. The Board determined that each of Messrs. Michelmore, Berntzen and Glasser and Ms. Bush are, and during 2021 were, independent under the criteria established by Nasdaq for membership on the Board and that these directors are independent under applicable SEC rules and Nasdaq listing standards for service on the various committees of the Board on which they serve, in addition to meeting Institutional Shareholder Services’ (ISS) independence standards. The Board also determined that Ms. Carroll was independent under the criteria for independence under applicable Nasdaq listing standards and SEC rules during her tenure as a Board member in 2021.

Our independent directors meet in executive session without the presence of management no fewer than four times each year. Our Chairman leads these sessions. The Independent Directors met five times in 2021.

Board Composition and Diversity

Commitment to Diversity

Our Board is committed to maintaining a balance of skills, diversity, viewpoints and experiences on the Board. Our directors bring a range of attributes, viewpoints and experiences along with opinions and individual perspectives, all of which are reflective of the global industry in which we participate. The Board and our Governance and Nominating Committee believe that diversity is an important aspect in Board composition and considers diversity when evaluating any recommendations for nominations to the Board. Reflecting its commitment to diversity, the Governance and Nominating Committee’s Charter was amended in March 2021 to provide that any search for potential director candidates include qualified candidates who reflect diverse backgrounds, including diversity of gender, ethnicity and race. Ms. Cynthia Carroll was elected to our Board at the 2020 Annual Meeting of Stockholders and served until her resignation effective as of January 29, 2021 and we elected Ms. Jennifer Bush to the Board in December 2021. The Company is committed to having a Board that reflects diverse perspectives, including those based on gender and ethnicity, and is committed to adding further diversity on to the Board in the coming year. Towards that goal, we are in the process of a conducting a retained search to identify and add an additional Board member who would increase the gender and racial diversity of the Board.

In selecting a director nominee, the Governance and Nominating Committee takes into consideration each potential nominee’s diverse attributes and variety of experiences and viewpoints but does not make decisions to nominate a potential candidate solely on the basis of race, ethnicity, gender, national origin or sexual orientation. The Governance and Nominating Committee focuses on skills, education, experience and qualities that would complement the existing Board, recognizing our diverse global business structure Our current directors come from diverse business backgrounds and are residents of or have nationalities associated with five different nations. The current directors also represent a range of ages: under 40 (17%), 40-49 (33%), 50-59 (17%) and 60-69 (33%).

Identification and Qualification of Director Nominees

The Governance and Nominating Committee solicits recommendations for potential Board nominees from a variety of sources, including directors, officers and other individuals with whom the Governance and Nominating Committee members are familiar, through its own research, and third-party consultants and search firms. The Governance and Nominating Committee also considers nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary. The qualifications and standards that the Governance and Nominating Committee will apply in evaluating any recommendations for nomination to the Board include, but are not limited to:

•	business or public company experience;

•	a willingness and ability to make a sufficient time commitment to Century’s affairs to perform effectively the duties of a director, including regular attendance at Board and committee meetings;

•	skills in finance, metals and mining and international business and knowledge about the global aluminum industry;

•	personal qualities of leadership, character, judgment and integrity;

•	attributes that contribute to the gender and racial diversity of the Board; and

•	requirements relating to composition of the Board under applicable law and listing standards.

Board Committees and Meeting Attendance

To assist it in carrying out its duties, the Board has established various standing committees, including the committees set forth below denoting composition as of December 31, 2021:

Name	Audit	Compensation	Governance & Nominating	Health, Safety & Sustainability
Jarl Berntzen	X**	X*	X	X
Jennifer Bush	X	X	X	X*
Jesse Gary				X
Errol Glasser	X*	X	X	X
Wilhelm van Jaarsveld
Andrew Michelmore	X	X	X*	X

*Committee Chair

**Committee Vice Chair

The Board designates the members of each committee and the committee chair annually based on the recommendations of the Governance and Nominating Committee. The Board has adopted written charters for each of these committees, which are available in the “Investors” section of our website, www.centuryaluminum.com, under the tab “Governance.” During 2021, each of our directors attended 100% of the meetings of the Board and 100% of the meetings of the Board committees on which each such director served. We encourage our directors to attend our annual meeting of stockholders. All of our directors attended our 2021 annual meeting of stockholders, which was held virtually.

Audit Committee

The Audit Committee’s primary duties and responsibilities include:

•	Overseeing the adequacy and effectiveness of the financial reporting process;

•

Appointing and overseeing the engagement of the independent auditor, reviewing the scope and results of the independent audit with the independent auditor and managing and reviewing and approving all audit and non-audit services and fees;

•	Overseeing the internal audit function, appointing the Company’s internal auditor and reviewing with management the adequacy and effectiveness of the Company’s system of internal controls;

•

Overseeing the Company’s risk management, including reviewing with management, the internal auditor and to the extent appropriate, the independent auditor, our financial risk exposures and assessing the steps management has taken to monitor and control such exposures;

•	Reviewing legal and regulatory matters with management that may have material financial impacts on the Company;

•	Conducting or directing investigations of any allegations of material violations of securities laws, fiduciary duties or similar violations; and

•	Reviewing and approving related party transactions pursuant to our Statement of Policy Regarding Related Party Transactions.

In 2021, the Audit Committee held eight meetings. The Board has determined that all current members of the Audit Committee are independent under the criteria established by Nasdaq and under SEC rules applicable to audit committee membership. The Board has also determined that three of the four members of the Audit Committee are “audit committee financial experts” within the meaning of applicable SEC rules.

The report of the Audit Committee is set forth below in the section titled “Audit Committee Report”.

Compensation Committee

The Compensation Committee’s primary duties and responsibilities include:

•	Overseeing the administration of the compensation and benefit plans and policies of the Company, including incentive and equity-based plans and awards;

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer and determining the Chief Executive Officer’s compensation based on such evaluation;

•	Reviewing with the Chief Executive Officer and approving the respective goals and objectives relevant to the compensation of the other executive officers and determining the compensation of the other executive officers following recommendations by the Chief Executive Officer based on the Chief Executive Officer’s evaluation of the performance of the other executive officers in light of their respective corporate and individual goals and objectives and in light of the Company’s most recent stockholder advisory vote on executive compensation;

•	Reviewing with the Chief Executive Officer the non-executive management compensation and benefit policies of Century;

•	Reviewing and recommending to the Board the compensation of our directors;

•	Reviewing with the Chief Executive Officer the Company’s succession plans relating to the Chief Executive Officer and the other executive officers;

•

Reviewing our executive compensation policies and practices to determine whether they encourage excessive risk-taking, reviewing and discussing the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk; and

•	Reviewing and discussing with management the Compensation Discussion and Analysis and recommending whether such report should be included in our annual report and proxy statement.

The Compensation Committee held ten meetings in 2021. The Board has determined that all current members of the Compensation Committee are independent under the criteria established by Nasdaq and under SEC rules applicable to compensation committee membership. We refer you to the section of this proxy statement titled “Compensation Discussion and Analysis” for discussion of our Compensation Committee’s role in determining compensation for our executive officers.

Compensation Committee Interlocks and Insider Participation

At no time during 2021 nor as of the date of this proxy statement, has any member of our Compensation Committee been an officer or employee of our Company and none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Governance and Nominating Committee

The Governance and Nominating Committee’s primary duties and responsibilities include:

•	Identifying, recruiting and recommending candidates for election to the Board and its committees;

•	Evaluating the size and composition of the Board;

•	Recommending to the Board the number, identity and responsibilities of the Board committees;

•	Reviewing, evaluating and making recommendations to the Board regarding our corporate governance practices and policies; and

•	Overseeing the annual self-evaluation of the Board and of each Board committee.

In 2021, the Governance and Nominating Committee held four meetings. The Board has determined that all members of the Governance and Nominating Committee are independent under the criteria established by Nasdaq and applicable SEC rules.

Health, Safety and Sustainability Committee

The Health, Safety and Sustainability Committee’s primary duties and responsibilities include:

•	Reviewing the Company’s goals, policies and programs relative to health, safety and sustainability;

•	Monitoring the Company’s performance on health, social responsibility, safety and sustainability matters and reviewing such performance with management;

•	Reviewing with management the Company’s compliance with laws, rules, regulations and standards of corporate conduct relating to health, safety, social responsibility and sustainability matters; and

•

Monitoring the Company’s potential risks and liabilities as they relate to health, safety, social responsibility and sustainability and the adequacy of the Company’s policies and practices to manage these risks and liabilities.

•	The Health, Safety and Sustainability Committee held four meetings in 2021.

Board Oversight of Risk Management

Management of risk is the direct responsibility of our Chief Executive Officer and our management team. Our Board oversees management’s attention to risk by regularly reviewing with management the risks inherent to our business and to our business strategy, their potential impacts on us, and our risk management decisions, practices and activities (both short-term and long-term).

The Company has implemented a comprehensive risk management process overseen by the Executive Director of Internal Audit to aggregate, monitor, measure, and manage risk. The risk management process is designed to enable the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure, and to elevate certain key risks for discussion at the Board level. The Executive Director of Internal Audit reports directly to the Audit Committee and regularly updates the Audit Committee on the Company’s risk management process. The Chairperson of the Audit Committee then reports to the full Board on the risks associated with the Company’s operations. The Board also relies on the Chief Executive Officer and other executive officers of the Company to supervise day-to-day risk management and to bring material risks to the Board’s attention. The Chief Executive Officer and our other executive officers report directly to the Board and certain Board committees, as appropriate. Directors may also from time to time rely on the advice of our outside advisors and auditors, provided they have a reasonable basis for such reliance.

While the Board has primary responsibility for overseeing risk management, the Board also delegates certain oversight responsibilities to its Board committees. The Audit Committee provides risk oversight with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls related to the financial statements, the independent auditor’s selection, retention, qualifications, objectivity and independence, and the performance of the Company’s internal audit function. The Compensation Committee reviews and reports on risks related to our compensation policies and practices. The Governance and Nominating Committee considers risks related to director nominations, corporate governance matters, succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Health, Safety and Sustainability Committee provides oversight of risks relating to Century’s policies and management systems with respect to health, safety, social responsibility and sustainability matters. The Board regularly receives detailed reports from its committees regarding risk oversight in their areas of responsibility.

The Board also oversees the Company’s cybersecurity risks. Our Chief Information Officer updates the Board periodically regarding the actions management is taking to mitigate the Company’s cybersecurity risks and enhance the Company’s cybersecurity protection. Management has recently introduced additional enhancements to our security processes, procedures and systems designed to further reduce the likelihood and impact of a future cybersecurity event. These enhancements include multi-factor authentication for remote access to systems; performing email phishing test campaigns; strengthened email spam filtering; further restricted internet firewall rules; revoking memory stick and external hard drive use; requiring timely application of security and software patches on servers; antivirus endpoint protection upgrades; implementing 24-hour/7-day a week network monitoring; improving our backup and recovery strategy; and updating our cyber incident response plan.

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines, which are designed to assist the Board in performing its duties to the Company and its stockholders. These guidelines provide general guidance to the Board with a view to continuing a strong and effective working relationship between the Board and management. The goal of these guidelines is to reflect current governance practices for the Board and to enhance the ability of the Board and management to guide the Company in its continuing growth and success. Our Corporate Governance Guidelines may be amended by the Board at any time.

The Board has also adopted a Code of Ethics that applies to all of our directors, officers and other employees. The Code of Ethics sets forth guidelines for deterring wrong-doing and promoting the highest standards of honest and ethical behavior and integrity in carrying out the Company’s business activities.

Copies of our Corporate Governance Guidelines and our Code of Ethics are available on our website at www.centuryaluminum.com and to any stockholder who requests them. If and when they occur, we will disclose any amendments to or waivers of our Code of Ethics on behalf of our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions on our website at www.centuryaluminum.com.

Related Party Transaction Policy

The Company has a written policy and written procedures for the review, approval and monitoring of transactions involving Century or its subsidiaries and “related parties.” For the purposes of the policy, “related parties” include executive officers, directors and director nominees and any of their respective immediate family members, as well as stockholders owning five percent or greater of our outstanding stock and their immediate family members. A copy of the Company’s Statement of Policy Regarding Related Party Transactions is available in the Investor section of the Company’s website, www.centuryaluminum.com, under the tab “Governance.”

The Company’s Statement of Policy Regarding Related Party Transactions applies, subject to certain specific exclusions, to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which Century or any of its subsidiaries was or is to be a participant and where any related party had or will have a direct or indirect interest. Pursuant to the policy, the Audit Committee is responsible for reviewing related party transactions. However, all transactions with Glencore plc or its affiliates (together, “Glencore”) and any other transaction the Audit Committee Chair determines is material to the Company are reviewed by the independent directors, acting as a separate body of our Board. Based on its consideration of all relevant facts and circumstances, whether the transaction is on terms that are fair and reasonable to the Company and whether the transaction is in the business interests of the Company, the Audit Committee or independent directors, as the case may be, will decide whether or not to approve or ratify such transaction. If a related party transaction is submitted for approval after the commencement of the transaction, the Audit Committee or independent directors, as the case may be, will evaluate all options available, including the ratification, rescission or termination of such transaction, if appropriate. The policy defines certain ordinary course, non-material transactions with Glencore that are pre-approved by the independent directors. The Audit Committee receives quarterly reports of all pre-approved transactions.

Transactions with Related Parties in 2021

Please see page 64 for a description of related party transactions in 2021.

Corporate, Environmental and Social Responsibility

The health and safety of our employees and the local communities in which we do business are critically important to us. We are committed to providing a safe working environment for all of our employees and every visitor to our facilities. We continuously assess the risks our employees face at our operations and we work to mitigate those risks through frequent training, work procedures and other preventative safety and health programs. We strive to achieve zero injuries and accidents. We believe that best-in-class safety practices and performance will lead to better operational and financial performance for our Company and contribute to long-term stockholder value creation. We emphasize the importance of safety goals by including safety performance as one of the metrics for determining payouts under our annual incentive awards to our executives. The continuous improvement of our health, safety and sustainability performance is a core tenet of the manner in which we operate our business.

We are also committed to the environmental soundness of our operations and seek to minimize waste, conserve energy and limit pollution. Our wholly-owned subsidiary, Nordural Grundartangi ehf. (“Grundartangi”), produces Natur-Al™, a low-carbon aluminum product, with energy from 100% renewable sources, allowing us to achieve CO2 levels below one-fourth of the industry average, or 4 tonnes CO2 per tonne of aluminum, one of the lowest CO2 footprints in the world. Grundartangi has been certified by the Aluminum Stewardship Initiative (ASI) for responsible production, sourcing and stewardship of aluminum, which is further evidence of our focus on achieving the highest standards of honest and responsible business practices, environmentally friendly raw materials sourcing and production. We continuously seek additional opportunities to reduce our carbon footprint and maintain strong and positive relationships with the communities in which we do business both in Europe and the United States. We will be publishing our second annual Company-wide Sustainability Report in April 2022, which provides our stakeholders with additional disclosure and transparency on the Company’s emphasis on and commitment to sustainability across our operations.

2021 Shareholder Engagement

We are committed to a robust and proactive shareholder engagement program. The Board of Directors values the perspectives of our shareholders, and feedback from shareholders on our business, corporate governance, executive compensation, and our ESG program are important considerations for Board and committee discussions throughout the year. We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. We seek to engage with shareholders on a variety of topics to help us understand their questions and concerns, to seek input, and to provide perspective on our policies and practices. We also will engage with proxy and other advisory firms that represent the interests of various shareholders. Shareholder feedback is reviewed and considered by the Board and is reflected in adjustments or enhancements to our policies and practices, notably our heightened commitment and emphasis on board diversity and sustainability. Going forward, we intend to continue our efforts to proactively engage with our shareholders to maintain transparency and to better understand their views on key issues. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board, our independent or non-management directors as a group, or any individual director(s) by sending a written communication in an envelope addressed to the Board or the appropriate director(s) in care of our Corporate Secretary, addressed to: Corporate Secretary, Century Aluminum Company, 1 South Wacker Drive, Suite 1000, Chicago, Illinois 60606.

OWNERSHIP OF CENTURY COMMON STOCK

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock, as of the dates noted below, by each person known by us to be the beneficial owner of 5% or more of the outstanding shares of the Company’s common stock. The percent of class shown below is based on 91,231,611 shares of common stock outstanding as of April 14, 2022.

Name	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Glencore AG (b)	39,151,704	42.9%
BlackRock, Inc. (c)	8,391,213	9.2%
The Vanguard Group (d)	5,618,201	6.2%
State Street Corporation (e)	6,007,877	6.6%

(a)	Each entity has sole voting and dispositive power, except as otherwise indicated.
(b)

Based on information set forth in a Schedule 13D/A filing dated September 28, 2020 and a Form 4 filing filed on January 4, 2022, by Glencore AG, Glencore International AG and Glencore plc (collectively, “Glencore”). The shares reported as beneficially owned by Glencore include 27,500,000 shares beneficially owned by Givolon Limited, as reported in its Schedule 13D/A filing dated September 28, 2020. Glencore AG retains sole voting power with respect to these shares and retains an economic interest in an equivalent number of shares. The shares reported as beneficially owned by Glencore exclude 5,854,243 shares of common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock owned by Glencore AG, which is convertible only upon the occurrence of events that have not transpired and that are outside of the control of Glencore AG, or in circumstances that would not result in an increase in the percentage of the outstanding shares of the Company’s common stock beneficially owned by Glencore.

(c)

Based on information set forth in a Schedule 13G/A filing dated February 1, 2022 by BlackRock, Inc. (“Blackrock”). Of the shares Blackrock reported it beneficially owned, Blackrock reported sole voting power over 8,213,670 shares, sole dispositive power over 8,391,213 shares and shared voting and shared dispositive power over none of the shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(d)

Based on information set forth in a Schedule 13G/A filing dated February 9, 2022, by The Vanguard Group (“Vanguard”). Of the shares Vanguard reported it beneficially owned, Vanguard reported sole voting power over none of the shares, shared voting power over 44,496 shares, sole dispositive power over 5,529,968 shares and shared dispositive power over 88,233 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(e)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2022 by State Street Corporation (“State Street”). Of the shares State Street reported it beneficially owned, State Street reported sole voting power over none of the shares, shared voting power over 5,910,115 shares, sole dispositive power over none of the shares and shared dispositive power over 6,007,877 shares. The principal business address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

Stock Ownership of Directors and Named Executive Officers

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of April 14, 2022 (unless otherwise noted in the footnotes below) by: (i) each of our current directors, (ii) each of the Company’s named executive officers, and (iii) all of the Company’s current directors and executive officers as a group.

Percentage ownership calculations for beneficial ownership are based on 91,231,611 shares outstanding at the close of business on April 14, 2022. The number of shares and percentage of common stock beneficially owned includes: (i) any common stock that may be acquired upon the exercise of stock options held by that person that are currently exercisable or exercisable within 60 days of April 14, 2022 and (ii) share units that will vest within 60 days of April 14, 2022, to be outstanding. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person. Our directors or executive officers did not (individually or as a group) beneficially own more than 1% of our outstanding common stock.

The address of all persons listed below is c/o Century Aluminum Company, 1 South Wacker Drive, Suite 1000, Chicago, Illinois 60606.

Name (a)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Jarl Berntzen	169,920(b)	*
Michael Bless	19,435(c)	*
Jennifer Bush	7,841	*
Craig Conti	54,093(d)	*
John DeZee	17,922	*
Jesse Gary	163,968(e)	*
Errol Glasser	79,666(f)	*
Gunnar Gudlaugsson	7,593	*
Michelle Harrison	46,111(g)	*
John Hoerner	119,651(h)	*
Wilhelm van Jaarsveld	—(i)	*
Andrew Michelmore	61,768	*
All Directors, Director Nominees and Executive Officers as a Group (13 persons)	747,968(j)	*

* Indicates less than 1% ownership.

(a)	Each individual has sole voting and dispositive power except as otherwise noted.
(b)	Includes 115,523 time-vesting share units the settlement of which has been deferred until the termination of Mr. Berntzen’s service on the Board.
(c)	Beneficial ownership for Mr. Bless reflects direct holdings as of his March 31, 2022 retirement date.
(d)	Beneficial ownership for Mr. Conti reflects direct holdings as of his March 1, 2022 departure date.
(e)	Includes 163,968 shares held in a self-settled, revocable trust for which Mr. Gary serves as trustee.
(f)	Includes 76,171 time-vesting share units the settlement of which has been deferred until the termination of Mr. Glasser’s service on the Board.
(g)	Includes 353 shares that are held in Ms. Harrison’s 401(k).
(h)	Beneficial ownership for Mr. Hoerner reflects direct holdings as of February 8, 2021, the last day on which he served as an executive officer.
(i)

Excludes both (i)5,854,243 shares of common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock owned by Glencore AG and (ii) 39,151,704 shares of common stock owned by Glencore, for which Mr. van Jaarsveld serves as the Asset and Investment Manager of the Aluminum and Alumina Department.

(j)	Includes reported holdings of Mr. Bless, Mr. Conti and Mr. Hoerner as of the dates noted in the footnotes above.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons owning more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and changes in ownership of the Company’s equity securities. Based solely on a review of the reports filed electronically with the SEC, or written representations that no Form 5 filings were required, we believe that, with respect to the 2021 fiscal year, all required Section 16(a) filings were timely made, with the exception of a Form 3 filed on June 9, 2021 reporting the beneficial ownership of Mr. Hoffman of Company shares at the time of his appointment as principal accounting officer of the Company effective May 26, 2021.

EXECUTIVE OFFICERS

The following table details certain information about our current executive officers.

Name	Age	Business Experience and Principal Occupation or Employment During Past 5 Years

Jesse E. Gary	42	President and Chief Executive Officer since July 2021. Mr. Gary previously served as the Company’s Executive Vice President and General Counsel beginning February 2013 through and Chief Operating Officer beginning April 2019 through his appointment to President and Chief Executive Officer in July 2021. Mr. Gary joined Century in 2010.

John DeZee	58	Executive Vice President, General Counsel and Secretary since May 2021. Mr. DeZee previously served as Associate General Counsel of Century beginning in 2008 through the time of his appointment as Executive Vice President, General Counsel and Secretary.

Gunnar Gudlaugsson	61	Executive Vice President, Global Operations since February 2021; Managing Director of Nordural Grundartangi ehf., our wholly-owned Icelandic subsidiary, since 2019; Vice President, European and Asian Operations from 2017 to February 2021; Plant Manager at Nordural Grundartangi ehf. from 2009 through 2017. Mr. Gudlaugsson joined Century in 2008.

Michelle M. Harrison	46	Senior Vice President, Finance and Treasurer since January 2013 and interim principal financial officer since March 1, 2022. Ms. Harrison joined Century in 2000.

Matthew Aboud	46

Senior Vice President, Strategy & Business Development since May 2021.

Prior to joining Century, Mr. Aboud was with Hydro Aluminum, serving in a variety of roles over the course of 17 years. Most recently, he served as Vice President – Extrusion Ingot & Wire Rod, where he oversaw both primary and secondary casthouse facilities throughout Europe.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. We are requesting the Company’s stockholders to ratify such appointment. If no direction is given to the contrary, all proxies received by the Board will be voted “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Neither the Board nor the Audit Committee is required to take any action as a result of the outcome of the vote on this proposal. If the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection but may, nevertheless, continue to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time.

In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided various other services for the Company during the last two fiscal years. The aggregate fees billed for the last two fiscal years are set forth below:

	2021	2020
Audit Fees(a)	$2,240,000	$2,071,000
Audit - Related Fees(b)	135,000	132,000
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$2,375,000	$2,203,000

(a)

Audit Fees. Audit Fees include fees for professional services rendered for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s Form 10-Q, as well as other services normally provided in connection with statutory and regulatory filings or engagements. Other services for 2021 and 2020 include additional procedures related to the evaluation of critical audit matters (CAMs) and implementation of new accounting standards.

(b)

Audit-Related Fees. Audit-Related Fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under Audit Fees. Audit-Related Fees for 2021 and 2020 primarily relate to fees associated with certain contemplated transactions and bond refinancing transactions.

(c)	Tax Fees. Tax Fees would include fees for professional services rendered in connection with tax compliance, tax advice and tax planning.
(d)

All Other Fees. All Other Fees would include fees for services provided other than services reported under Audit Fees, Audit-Related Fees and Tax Fees. Generally, this category would include permitted corporate finance assistance and permitted advisory services.

All services rendered by Deloitte & Touche LLP are pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval procedures. Under those procedures, the terms and fees of annual audit services, and changes thereto, must be approved by the Audit Committee. The Audit Committee also pre-approves the scope of audit-related, tax and other non-audit services that may be performed by our independent auditors during the fiscal year, subject to dollar limitations set by the Committee. The foregoing pre-approval procedures are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting telephonically, and are expected to have the ability to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Century specifically incorporates it by reference into a filing.

The role of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Century. The Audit Committee’s job is one of oversight. Century’s management is responsible for the preparation of Century’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding Century’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee’s oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by Century to its stockholders and others.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence from Century. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Century’s internal controls, the processes for assessing and monitoring risk, and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Century for such advice and assistance.

The Audit Committee met with and discussed with the independent auditors all matters required to be discussed by the applicable requirements of the PCOAB and the SEC and, with and without management present, reviewed and discussed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the quality and adequacy of Century’s internal controls and the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2021 prior to its public release and the audited financial statements of Century as of and for the year ended December 31, 2021.

Based on the above mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Century’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Respectfully Submitted,

The Audit Committee

Jarl Berntzen (Vice Chair)	Errol Glasser (Chair)	Andrew Michelmore	Jennifer Bush

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, a resolution will be presented at the 2022 Annual Meeting asking our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. Although the vote is advisory and is not binding on the Compensation Committee, the Board or the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We refer to this non-binding advisory vote as the “say-on-pay” vote. Our current policy is to hold a “say-on-pay” vote each year until the next required stockholder vote on the frequency of the “say-on-pay” vote. We expect the next vote on the frequency of the “say-on-pay” vote will occur at the 2023 Annual Meeting.

You are asked to vote for or against, or to abstain from voting, on the following resolution on an advisory basis:

“Resolved, that the stockholders approve on an advisory basis the compensation of our named executive officers, as disclosed in the Company’s proxy statement pursuant to the rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables, and any related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide the Company’s stockholders with an understanding of the Company’s executive compensation program and to discuss the compensation for the Company’s named executive officers for 2021. The Company’s Compensation Committee (the “Committee”) oversees the Company’s executive compensation program and establishes the compensation for the Company’s executive officers, including its named executive officers.

For 2021, the Company’s named executive officers were comprised of our current President and Chief Executive Officer (CEO), our former President and CEO, our former Chief Financial Officer (CFO), the next three most highly compensated executive officers of the Company at December 31, 2021 and a former executive officer of the Company, namely:

•	Jesse Gary, President and Chief Executive Officer, beginning July 1, 2021;

•

Michael Bless, Former President and Chief Executive Officer (Mr. Bless stepped down from his position as President and Chief Executive Officer effective July 1, 2021 but remained a non-executive employee of the Company through his retirement effective March 31, 2022);

•	Craig Conti, Former Executive Vice President and Chief Financial Officer (Mr. Conti resigned from his position with the Company effective March 1, 2022);

•	John DeZee, Executive Vice President, General Counsel and Secretary;

•	Michelle Harrison, Senior Vice President, Finance and Treasurer;

•	Gunnar Gudlaugsson, Executive Vice President, Global Operations; and

•

John Hoerner, Former Executive Vice President, North American Operations (Mr. Hoerner stepped down from his position as Executive Vice President, North American Operations on February 8, 2021 but remained with the Company through his retirement effective October 31, 2021 and is named here pursuant to Item 402(c)(iv) of Regulation S-K).

2021 CEO Transition

In May 2021, the Company announced that Mr. Gary would succeed Mr. Bless as the Company’s President and Chief Executive Officer effective July 1, 2021. This transition was part of a years-long planned succession process led by the Board of Directors and evidences the Board of Directors’ commitment to maintaining leadership continuity, as Mr. Gary has been with the Company since 2010 and worked closely with Mr. Bless and the Board of Directors for nearly a decade, and led several different and critical areas of the business, most recently as Executive Vice President, Chief Operating Officer and General Counsel. Given the need to ensure a smooth leadership transition, the Compensation Committee and the Board of Directors adjusted the compensation packages for both Messrs. Bless and Gary effective July 1, 2021. Mr. Gary’s target total compensation opportunity was adjusted from $2,464,000 to $4,207,500 to reflect his new role, with the increase pro-rated for the portion of the year served as President and CEO as illustrated below. The increased rate of target compensation opportunity was below the 25th percentile of CEO target compensation in our peer group. To ensure his retention, Mr. Gary received a one-time cash award opportunity in the amount of $6 million and TVSU award with a target grant date value of $2 million, each of which vest in increments over three years subject to Mr. Gary’s continued employment on each scheduled vesting date, as illustrated below. In providing this one-time cash and TVSU award, the Committee sought to emphasize retention incentives given the importance of assuring leadership continuity following Mr. Bless’ departure. After considering alternatives, the Board and the Committee believed that Mr. Gary was the best person to lead the Company given his deep, broad and unique knowledge of our business and the aluminum industry, and that these awards were considered comparable to the costs of hiring an outside candidate who would have less understanding and familiarity with the business. Furthermore, the Committee considered that Mr. Gary’s regular target total compensation package is below the 25th percentile of the CEOs in our peer group, and consistent with the Committee’s compensation philosophy, his ongoing pay package is largely dependent on the achievement of Company’s financial performance targets and stock price appreciation.

CEO TRANSITION—COMPENSATION CHANGES

	Annual Target Compensation Rate During:			Target Compensation
Compensation Component(1)	1/1/21- 6/30/21(2)	7/30/21- 12/31/21(3)		During 1/1/21- 12/31/21
Salary	$560,000	$850,000		$705,000
Target Bonus (% of Salary)	90%	100%		95%
Long-Term Incentive Target (% of Salary)	250%	295	%(4)	273%
Target Total Direct Compensation	$2,464,000	$4,207,500		$3,295,875

(1)	Does not include additional one-time cash and equity promotion compensation.
(2)	Reflects service as EVP, COO and General Counsel.
(3)	Reflects service as President and CEO.
(4)

On 7/1/21, Mr. Gary was provided a long-term incentive award with a target grant value of $626,875, 75% of which was in PSUs and 25% in TVSUs; the target grant value was calculated as follows: ($850,000 salary rate divided by 2) x (295% of salary LTI target divided by 2) = $626,875. This amount is slightly different than the grant date fair value reported in the Grants of Plan-Based Awards table due to the use of a 30-day average stock price to set the number of shares, rather than the grant date stock price.

CEO TRANSITION—PROMOTION AWARD

	Cash Award	TVSU Award	Total
Total One-Time Compensation Opportunity Determined Upon Promotion Effective July 1, 2021	$6,000,000	$2,000,000	$8,000,000
50% to be paid / vests on 7/1/2022	$3,000,000	$1,000,000	$4,000,000
30% to be paid / vests on 7/1/2023	$1,800,000	$600,000	$2,400,000
20% to be paid / vests on 7/1/2024	$1,200,000	$400,000	$1,600,000
Annual Average Over the 3-Year Period	$2,000,000	$666,667	$2,666,667

To assist with the leadership transition and in order to maintain continuity, Mr. Bless was appointed as a special advisor to the Chief Executive Officer, a non-executive officer position, commencing July 1, 2021 through to his retirement on March 31, 2022. During the transition period, Mr. Bless received an annual base salary of $300,000 and remained eligible to participate in the Company’s employee benefit plans on the same terms as other non-executive employees. Mr. Bless’ outstanding annual and long-term equity incentive awards continued to be treated in accordance with their terms (including an opportunity to earn an annual incentive award for 2021, based on actual performance, pro-rated for his pre- and post-transition salary levels), but he was not eligible for new awards under these programs. Upon retirement from the Company effective March 31, 2022 and as approved by the Committee, 67% of Mr. Bless’ 2020-2022 PSUs and TVSUs remained outstanding and will vest in accordance with their terms (subject in the case of the PSUs to performance achieved) and the remaining unvested portion of his 2020-2022 LTIP awards as well as his 2021-2023 LTIP awards (all of which were unvested) were forfeited.

Overview of 2021 Executive Compensation and Pay for Performance Alignment

Each year the Committee evaluates the Company’s executive compensation program to ensure that it is aligned with our strategic priorities, effectively motivates and incentivizes our executives and aligns the interests of our executives with our stockholders, while also ensuring that unnecessary risk is appropriately mitigated. The Committee believes that aligning executive compensation with Company performance and strategy supports our stockholders’ interests for long-term value creation.

The Company’s program links executive compensation to Company performance and strategy by: (i) providing competitive compensation packages that attract, retain and motivate talented executives, (ii) incentivizing and rewarding our executives for achieving the Company’s short- and long-term performance goals and (iii) aligning management’s interests with long-term value creation for our stockholders. We believe the following aspects of our 2021 executive compensation program demonstrate our commitment to these objectives:

•

Setting target total direct compensation at competitive levels compared to our peers (and typically setting them at below median levels for those executives new to their roles), while using incentive compensation to reward and motivate exceptional performance;

•

Allocating a significant portion of compensation for our named executive officers to “at risk” compensation, the ultimate payouts or value of which are substantially dependent on the successful achievement of predetermined performance goals or linked to the value of our stock price (80% of 2021 target regular direct compensation is “at risk” for our current CEO, Jesse Gary, and 60% for our other current named executive officers, on average);

•

Linking payouts under a large portion of our regular long-term incentive awards to the Company’s TSR relative to our TSR Comparator Group (75% of the 2021 target value of long-term incentive awards for our current CEO, Jesse Gary, and 67% for our other current named executive officers); and

•

Linking payouts under short-term annual incentive awards to the achievement of certain pre-established Company financial, safety and operational performance targets (70% weighting) and individual performance targets for each named executive officer (30% weighting).

We believe our pay for performance alignment is reflective of the overall performance of the Company during 2021 and during the three-year measurement period under our 2019-2021 Long-Term Incentive Plan (LTIP) awards, as evidenced by:

•	Below target payout under our 2021 Annual Incentive Plan (AIP) reflecting:

○	Payout at 75% of target for the EBITDA portion of the 2021 AIP for below target achievement of corporate performance goals for the Company; and

○	Payout at 60% under the safety portion of the 2021 AIP, which was impacted by below threshold performance under the total case incident rate (TCIR) component of the safety portion.

•	The vesting of our 2019-2021 performance share units at 107.4% of target, during which time our stock price increased 128%.

Our Philosophy on Executive Compensation

The Company’s executive compensation program is designed to enable the Company to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management’s and stockholders’ interests in the enhancement of Company performance and stockholder value. Consistent with this philosophy, target total direct compensation in 2021 for our executive officers was heavily weighted (80% for the CEO’s target regular total direct compensation (excluding his special time-vesting bonus received in connection with his transition to CEO), and 60%, on average, for our other current named executive officers) towards “at risk” compensation which is dependent on the achievement of performance goals or subject to changes in our stock price. The Company’s incentive plans are also designed to reward outstanding performance above target (subject to a maximum payout of 200% of the respective target award); conversely, when performance is below pre-established goals, the Company’s plans are designed to deliver compensation below target (with no minimum payment).

The Company’s compensation program uses multiple elements to deliver a total package consisting of base salary, annual incentive awards, long-term incentive awards, and retirement benefits. The Committee reviews each element separately but also considers the relative mix of compensation and benefit offerings when making compensation decisions. In addition, the Committee retains discretion to make adjustments it deems advisable to balance the Company’s overall performance and the individual performance of the Company’s executive officers with our pay for performance philosophy.

Consideration of “Say-on-Pay” Results

At the Company’s annual meeting of stockholders held in June 2021, over 99% of the votes cast on the advisory vote to approve the compensation of the Company’s named executive officers were voted in favor of the proposal. The Committee believes this affirms our stockholders’ support for the Company’s approach to executive compensation. No changes were made to the compensation program for 2021 or 2022 in connection with this vote result.

Our Process for Executive Compensation

The Committee develops and approves the overall compensation package for our Chief Executive Officer and for each of our other executive officers. Although objective criteria are used, the Committee retains final discretion in determining the compensation of our executive officers. In general, the Committee determines the extent to which performance goals under annual and long-term incentive programs have been met in the first quarter following the end of each performance period.

In implementing and administering its compensation philosophy, the Committee, in consultation with its independent executive compensation consultant, regularly:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;

•	Evaluates the Company’s compensation policies compared to its industry peers and broader market practice;

•	Reviews performance against the Company’s plans and budgets and considers the degree of attainment of pre-established performance goals;

•	Reviews the individual performance of each executive officer;

•	Evaluates the Company’s compensation policies to assess compensation-related risk; and

•	Considers the results of the advisory “Say-on-Pay” vote of the Company’s stockholders.

The Committee maintains an annual agenda to help ensure that it discharges its duties in a thoughtful and timely manner. As a general practice, the Committee makes decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations and reviewing final recommendations, before acting. The Committee dedicated significant time and attention to compensation management in 2021, including holding five meetings.

Benchmarking Executive Compensation

The Committee, together with its independent executive compensation consultant, periodically reviews relevant competitive market pay data to assess our compensation levels and practices. For purposes of informing

2021 compensation targets, the Committee reviewed the compensation levels of a peer group of metals and other industrial companies that are comparable in size to the Company in terms of revenue, market capitalization, EBITDA and number of employees. The Committee chose these parameters, and ultimately the companies noted below, to permit pay to be evaluated in a context that considers businesses with similar exposure to economic forces and business cycles and with whom the Company may compete for executive talent. Elements of compensation that are benchmarked, separately and in the aggregate, include base salary, annual incentive target opportunities and long-term incentive grant values. Generally, the Committee targets total compensation (annual base salaries, annual target incentive compensation and long-term target incentive compensation) at or near the midpoint of the compensation ranges for comparable positions at the companies comprising the peer group, while being mindful of individual differences such as experience, responsibility-level and performance, as well as the practical implications of pay, on occasion, being the product of an arms-length negotiation at the time an executive is hired or promoted.

For purposes of determination of 2021 compensation, the Committee, in consultation with its independent executive compensation consultant, removed Genesee & Wyoming from the Company’s peer group because it was acquired in December 2019. The following companies comprised the Company’s peer group for purposes of determining 2021 compensation for the Company:

• Allegheny Technologies Inc.	• Minerals Technologies Inc.
• Carpenter Technology Corp	• Mueller Industries, Inc.
• Cleveland-Cliffs Inc.	• Schnitzer Steel Industries Inc.
• Eagle Materials Inc.	• SunCoke Energy, Inc.
• Gibraltar Industries Inc.	• TimkenSteel
• Kaiser Aluminum Corp.	• Valmont Industries, Inc.
• Koppers Holdings Inc.	• Worthington Industries

The Committee supplemented this data with compensation survey data covering general industry companies with similar revenues to provide additional perspective on competitive pay levels.

Role of the Chief Executive Officer

As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation). The Committee’s charter formalizes the working relationship with our Chief Executive Officer and includes the following actions to be taken by the Chief Executive Officer:

•	Working with the Committee to provide oversight of Century’s compensation plans and policies, including incentive and equity-based plans;

•	Reviewing with the Committee the respective corporate and individual goals and objectives for the other named executive officers relevant to their compensation;

•	Providing the Committee an evaluation of the performance of the other named executive officers in light of their respective corporate and individual goals and objectives; and

•	Recommending to the Committee the compensation levels of the other named executive officers.

The Committee considers the recommendations of the Company’s Chief Executive Officer (other than with respect to his own compensation), together with the review by its independent executive compensation consultant, in making independent determinations regarding executive compensation.

The Company’s Chief Executive Officer attends all Committee meetings other than those portions that are held in executive session, and he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee’s charter.

Role of Compensation Committee Consultants

To assist in its review and oversight of the Company’s executive compensation program, the Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent executive compensation consultant. The Committee consults with FW Cook regularly throughout the year. A representative of FW Cook attended meetings of the Committee and advised the Committee in connection with designing and implementing the Company’s executive compensation program for 2021, including with respect to compensation philosophy, objectives, annual and long-term plan designs, optimal compensation mix and proposed allocations among fixed and variable, and long-term and short-term, compensation. FW Cook also made recommendations with respect to market pay levels, the determination of an appropriate peer group and how the Committee should position the Company’s compensation in relation to these peers, as well as compensation considerations with respect to the CEO transition. The Committee considered the information presented by FW Cook, but all decisions regarding the compensation of our executive officers were made by the Committee independent of FW Cook. In compliance with SEC rules, the Committee has assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Committee. FW Cook did not provide any services to the Company in 2021 other than the services provided directly to the Committee.

Overview of Compensation Elements

Our regular executive compensation program is made up of the following principal components. Detailed narratives of these compensation elements are provided below under “2021 Compensation Program Details.” The Committee may determine to provide additional elements of compensation other than as described as special circumstances arise, such as in connection with the transition of our CEO in 2021.

	Pay Element	Purpose	Performance Metric

ANNUAL	Base Salary	Base salary provides a secure fixed level of compensation for individual performance and level of responsibility	N/A	FIXED
	Annual Incentive Plan (AIP) Awards	Performance-based annual cash award designed to motivate and reward our executives for achieving the Company’s short-term financial and operational objectives	Metrics based on annual: (i) EBITDA (as adjusted) (ii) safety (iii) individual performance	VARIABLE (At Risk)
LONG-TERM	Time-Vesting Share Units (TVSUs)	Time-based equity compensation designed to motivate long-term value creation, encourage retention and align executives with our shareholders	Value fluctuates with stock price performance over three-year vesting period
	Performance Share Units (PSUs)	Performance-based equity compensation (settled in cash or shares at the discretion of the Committee) intended to further promote pay-for-performance alignment	Relative TSR over two- and three-year performance periods versus a Comparator Group of other aluminum companies

2021 Compensation Program Details

Base Salaries

Base salaries provide a fixed level of cash compensation for our executive officers. The Committee reviews the salaries of our executive officers annually against compensation levels of comparable positions from peer group and survey data to determine whether adjustments are appropriate. When setting salaries, the Committee also considers each executive’s responsibilities and performance against job expectations, experience and tenure as well as the impact of base salary on other compensation elements, such as the size of target incentive awards. The Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions. The Company does not use employment agreements with its executive officers, thereby affording the Committee year-to-year flexibility in base salary determinations. Annual adjustments are generally effective in March but the Committee may also review the salaries of our executive officers in connection with a promotion or other change in responsibility.

The table below sets forth the base salaries approved for each of our named executive officers for 2021 and 2020 effective as of year end, other than for Mr. Hoerner, our former EVP, North American Operations, who was no longer an employee of the Company at the end of 2021. To the extent changes in the base salaries of any officers over the course of the year reflected a change in position, such changes are explained further in the footnotes to the table below. Increases in our executives’ base salaries, if any, are generally effective in March of each applicable year or upon a change in position.

Named Executive Officer	End of 2021 Base Salary	End of 2020 Base Salary

Mr. Gary(a)	$850,000	$550,000

Mr. Bless(b)	$300,000	$900,000

Mr. Conti	$435,000	$420,000

Mr. Gudlaugsson(c)	$430,000	$308,100

Mr. DeZee(d)	$385,000	$325,000

Ms. Harrison	$337,500	$330,000

(a)	Mr. Gary was promoted to President and CEO effective July 1, 2021 from his prior role as EVP and COO and his 2021 base salary increased from $560,000 to $850,000 upon such appointment.
(b)

Mr. Bless served as President and CEO of Century through June 30, 2021 and during such period of time, his 2021 base salary was $915,000. Upon the effective date of his transition to retirement on July 1, 2021, Mr. Bless’ 2021 base salary was reduced to $300,000 for the remainder 2021 as reflected above.

(c)

Mr. Gudlaugsson was promoted to EVP, Global Operations of Century on February 9, 2021 and upon his promotion his 2021 base salary was increased to $430,000. End of 2020 base salary has been converted from Iceland Kronas to U.S. dollars using a 2021 average Iceland Krona to US Dollar conversion rate of 0.0079.

(d)	Mr. DeZee was promoted to EVP, General Counsel and Secretary effective May 17, 2021 and upon his promotion his 2021 base salary was increased to $385,000.

Annual Incentive Compensation

The Company’s AIP is designed to motivate and reward our executive officers for achieving the Company’s short-term financial, operational and individual objectives. Under the AIP, the Company’s named executive officers are eligible to receive an award, which has historically been paid in cash, but may also be paid, at the discretion of the Committee, in common stock of the Company.

Target AIP Awards

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of base salary, subject to the achievement of pre-established corporate and individual goals, as described below. Target annual incentive opportunities as a percentage of base salary for 2021 for each of our named executive officers were as follows:

Named Executive Officer	2021 Target AIP Opportunity (% of Salary)

Mr. Gary(a)	90%/100%

Mr. Bless	100%

Mr. Conti(b)	75%

Mr. Gudlaugsson	70%

Mr. DeZee	60%

Ms. Harrison	50%

Mr. Hoerner(c)	75%

(a)

Effective July 1, 2021, Mr. Gary’s 2021 Target AIP Opportunity was increased from 90% to 100% of his base salary upon his promotion to President and CEO. Mr. Gary’s 2021 AIP award is prorated based on pre- and post- July 1, 2021 service and salary.

(b)	Due to Mr. Conti’s resignation from the Company effective March 1, 2022, Mr. Conti did not receive an annual incentive award payout for 2021.
(c)	Due to Mr. Hoerner’s retirement from the Company effective October 31 2021, Mr. Hoerner did not receive an annual incentive award payout for 2021.

Payouts under the awards can range from 0% to 200% of the target award based on performance relative to pre-established performance goals. If the threshold amounts are not achieved for a particular metric, no amount is to be paid for that metric. However, due in part to the nature of the Company’s business, including the substantial impact on the Company’s financial results of fluctuations in the price of aluminum as well as the price of certain critical raw materials over which management exercises no control, the Committee retains discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted. The AIP award opportunities for 2021 were based:

•	70% on the achievement of pre-established corporate performance goals for the Company relating to financial, safety and operating performance; and

•	30% on individual performance.

For 2021, the metrics chosen by the Committee to measure corporate performance for determining payouts were:

•	EBITDA (as defined below), which had a 50% weighting, and

•	safety performance, which had a 20% weighting.

These metrics and their assigned weights were designed to motivate and reward our executives for achieving the Company’s 2021 financial and operational objectives while also reflecting our commitment to safety in our operations. For 2021, safety performance was determined as follows: (i) 50% was based on our total case incident rate (TCIR), which measures safety incidents across the Company’s U.S. and Icelandic operations, and (ii) 50% was based on training and safety performance measurements focused on reducing the number of fatal and serious injuries. The Company’s training and safety performance measurements were comprised of

(A) a U.S. HSE Leadership Training metric (the “U.S. HSE Leadership Training”) that measured completion of interactive safety leadership training courses across all U.S. operations and (B) for the Icelandic operations, a severity index (the “Iceland Severity Index”) was constructed to measure the quality and timeliness of management’s actions to mitigate the future occurrence of serious injuries. For each of the Company’s named executive officers, the 2021 safety performance targets were to achieve a Company-wide TCIR of 1.08 (considered on a combined weighted average basis at the Company’s U.S. and Icelandic operations based on total headcount), a U.S. HSE Leadership Training participation rate of 90% and a Iceland Severity Index of 90%, with equal weighting attributed to USE HSE Leadership Training and the Iceland Severity Index.

For purposes of the 2021 AIP program, EBITDA is defined as the Company’s net income excluding, as applicable: (i) income tax expense/benefit, (ii) net gain/(loss) on forward contracts, (iii) interest expense/income, (iv) depreciation and (v) amortization. EBITDA is not calculated in accordance with generally accepted accounting principles (“GAAP”) and is adjusted for certain items that are outside of management’s control, such as the price of aluminum and other market-based fluctuations.

The following table summarizes the performance range and payout for these corporate performance metrics:

Performance Metric		Threshold	Target			Maximum
EBITDA (50% weighting)	Performance Range	90% of target	100% of target	110% of target	120% of target	130% of target
	Payout Level	50%	100%	125%	160%	200%
TCIR (10% weighting)	Performance Range	10% above target	100% of target	8% below target	16% below target	23% below target
	Payout Level	50%	100%	133%	167%	200%
U.S. HSE Leadership Training (5% weighting)	Performance Range	89% of target	100% of target	104% of target	107% of target	111% of target
	Payout Level	50%	100%	133%	167%	200%
Iceland Severity Index (5% weighting)	Performance Range	89% of target	100% of target	104% of target	107% of target	111% of target
	Payout Level	50%	100%	133%	167%	200%

Individual performance goals are established at the beginning of each year and tailored specifically for each executive, his or her specific areas of responsibility and the then-current short- and long-term goals of the Company. The Committee receives a year-end performance assessment and recommendation for each executive officer (other than the CEO) from the CEO.

We consider the specific performance goals relating to EBITDA targets and individual performance to be confidential, the disclosure of which is not material to an understanding of our 2021 executive compensation and would cause competitive harm to the Company. The EBITDA targets established by the Committee for 2021 were based on business plan assumptions that may allow our competitors to be able to predict our pricing strategies or our ability to match certain prices. Individual performance objectives for 2021 similarly included goals and objectives tied to operational performance and other Company initiatives and strategies.

2021 AIP Performance Results

The following table summarizes the Company’s achievements with respect to the 2021 AIP Company performance metrics:

Performance Metric		Achievement (% of Target)	Weighted Payout (% of Target)
EBITDA (50% weighting)	Consolidated	75%	38%
TCIR (10% weighting)	Consolidated	0%	0%
Training and Safety Measures (10% weighting)	U.S. HSE Leadership Training	182%	9%
	Iceland Severity Index	60%	3%

Despite the Committee’s assessment that the executive team effectively managed a significant number of meaningful external challenges, including operating in the face of a global pandemic, the Company’s 2021 EBITDA performance was below target levels (but above threshold levels). As a result, the payout for each named executive officer, excluding Messrs. Conti and Hoerner, under the EBITDA portion of the award was 75% of target payout. The safety portion of the AIP award was achieved at 60% of target payout. As reflected above, the safety results were produced by better than target achievement on the U.S. HSE Leadership Training performance measure, better than threshold achievement on the Iceland Severity Index performance measure and below the threshold level of achievement on the TCIR performance measure.

The Committee met in February 2022 and again in March 2022 to review each executive’s performance against their respective individual performance goals and specific contribution to the achievement of key strategic projects and to the Company’s overall performance during 2021. The Committee also considered the external challenges faced by the executive team in 2021 and the ability of the executive team to manage the Company through these challenges on a unified basis. Individual performance results reflect, among other accomplishments: (i) continued effective and proactive management of the operations during the COVID-19 pandemic; (ii) the successful refinancing of the Company’s sole outstanding series of bonds at favorable rates; (iii) substantial completion of restart programs at our Hawesville and Mt. Holly facilities; (iv) achieving expanded billet sales and record billet premiums; (v) commencing construction of a new low-carbon billet casthouse at the Company’s Grundartangi, Iceland smelter; and (vi) extending the existing Grundartangi smelter power contract by three years while increasing the amount of power committed to be delivered under the contract. On the basis of these results, the Committee assessed the individual performance of the named executive officers at approximately 100% to 120% of target.

The foregoing performance results and determinations by the Committee resulted in the following 2021 AIP payouts to our named executive officers:

Name	Target 2021 AIP Opportunity	Actual 2021 AIP Payout	Payout as a Percentage of Target 2021 AIP Opportunity

Mr. Gary(a)	$677,000	$569,357	84%

Mr. Bless(b)	$607,500	$483,570	80%

Mr. Conti(c)	$326,250	—	—

Mr. Gudlaugsson	$301,000	$257,656	86%

Mr. DeZee	$231,000	$183,876	80%

Ms. Harrison	$168,750	$139,388	83%

Mr. Hoerner(d)	$360,000	—	—

(a)

Mr. Gary’s 2021 AIP Payout was calculated pro-rata based on 90% of his base salary prior to his promotion to President and Chief Executive Officer effective July 1, 2021 and 100% of his base salary after his promotion to President and Chief Executive Officer effective July 1, 2021.

(b)

Mr. Bless’ 2021 AIP Payout was calculated pro-rata based on 100% of his base salary prior to his transition to retirement effective July 1, 2021 and 100% of his base salary after his transition to retirement effective July 1, 2021.

(c)	Mr. Conti resigned from the Company effective March 1, 2022 and did not receive an annual incentive award payout for 2021.
(d)

Mr. Hoerner stepped down from his position as Executive Vice President, North American Operations in February 2021 and retired from the Company effective October 31, 2021, and did not receive an annual incentive award payout for 2021.

Long-Term Incentive Awards

The Company’s Long-Term Incentive Plan (LTIP) is designed to align executive compensation with the interests of the Company’s stockholders by linking compensation to absolute and relative stock price performance and encourage retention over multi-year performance periods. Awards under our LTIP typically represents the single largest component of our executive compensation program thereby aligning a substantial portion of executive compensation with long-term value creation for our stockholders.

2021-2023LTIP Target Awards

Each year, the Committee meets and performs a qualitative review of each named executive officer’s performance together with a quantitative assessment of peer group and survey market data over the course of one or several meetings. During such review, the Committee established a target award for each named executive officer expressed as a percentage of base salary. Target award opportunities as a percentage of base salary for 2021 were as follows:

Named Executive Officer	2021-2023 Target LTIP Opportunity (% of Salary)
Mr. Gary	295%(a)
Mr. Bless	325%
Mr. Conti	150%
Mr. DeZee	100%
Mr. Gudlaugsson	110%
Ms. Harrison	60%
Mr. Hoerner	140%

(a)

Mr. Gary was granted a 2021-2023 Target LTIP opportunity of 250% of his initial 2021 base salary of $560,000, and upon his promotion to President and Chief Executive Officer, effective to July 1, 2021, he was granted an additional 2021-2023 Target LTIP opportunity to reflect his increased salary and the increased 295% target opportunity on a pro rata basis, which resulted in an additional target LTIP grant on July 1, 2021 with a target grant value of $626,875 (75% in PSUs and 25% in TVSUs).

The 2021-2023 LTIP provides for two types of stock-based awards each of which may become vested in full at the completion of a three-year vesting period that ends on December 31, 2023:

•	performance share units (PSUs), weighted at 75% of the long-term incentive award for the CEO (67% for our other named executive officers); and

•	time-vesting share units (TVSUs), weighted at 25% of the long-term incentive award for the CEO (33% for our other named executive officers).

The table below sets out the 2021-2023 LTIP awards granted by the Committee for each named executive officer in 2021:

Named Executive Officer	2021-2023 LTIP Awards Fair Market Value at Grant ($)	Performance Share Units (at Target) (#)	Time-Vesting Share Units (#)
Mr. Gary	2,087,843	125,565	55,850	(a)
Mr. Bless(b)	2,962,735	201,455	67,152
Mr. Conti	650,075	39,311	19,626
Mr. Gudlaugsson	502,797	26,859	13,409
Mr. DeZee	341,685	19,316	9,644
Ms. Harrison	201,750	12,200	6,091
Mr. Hoerner	669,510	40,486	20,213

(a)	Excludes a one-time award of 157,536 TVSUs in connection with Mr. Gary’s appointment as President and Chief Executive Officer effective to July 1, 2021.
(b)	Mr. Bless’ 2021-2023 LTIP awards were forfeited upon his retirement on March 31, 2022.

The 2021-2023 PSUs are performance-based awards that are earned based upon the Company’s TSR relative to the average TSR of a pre-established peer group and which may be adjusted, up or down, by a strategic multiplier at the discretion of the Committee to reflect the Company’s performance against certain long-term strategic objectives. The Committee believes this structure properly aligns management’s and the Company’s stockholders’ interests with respect to long-term relative share price performance and achievement of such long-term strategic objectives.

TSR is calculated by the Committee and defined as the change in value of the stock price for the applicable two or three-year performance period (described below), with any dividends during such period being reinvested. In 2021, the Committee selected the following peer group of aluminum industry companies for the 2021-2023 PSUs: Alcoa Corp., Aluminum Corp. of China Limited, Norsk Hydro ASA and United Co Rusal PLC (the “TSR Comparator Group”). The TSR Comparator Group is comprised of publicly-listed companies that, like Century, receive a significant portion of their revenue from the production of primary aluminum. Given the commodity nature of Century’s business and exposure to market forces outside of management’s control, the Committee has intentionally selected companies for the TSR Comparator Group whose results are similarly affected by the market price of primary aluminum. Fifty percent (50%) of the payout under the 2021-2023 PSUs is based on the Company’s relative TSR performance over a two-year period (2021-2022) and fifty percent (50%) of the payout under the 2021-2023 PSUs is based on relative TSR performance over a three-year period (2021-2023). All 2021-2023 PSUs will continue to cliff-vest in their entirety at the completion of the three-year performance period, provided the executive continues to be employed by the Company.

As noted above, all 2021-2023 PSUs may be adjusted, up or down, by a multiplier of 0.8 to 1.2 at the discretion of the Committee to reflect the Company’s performance against certain long-term strategic objectives set by the Committee. The strategic objectives are designed to focus management on the long-term interests of the Company’s stockholders and other stakeholders and include objectives addressing, among other things, securing critical long-term supply and marketing arrangements, expansion into new businesses and markets, effective execution of long-term capital improvement projects, and environmental, social and governance (ESG) matters. The strategic objectives are reviewed on a continuous basis by the Committee and may be adjusted from time to time at the discretion of the Committee to ensure they continue to reflect the Company’s goals and priorities. We consider the specific strategic objectives included in the 2021-2023 LTIP to be confidential, the disclosure of which is not material to an understanding of our 2021 executive compensation and would cause competitive harm to the Company.

The Committee established the following range of targets and achievement percentages for the 2021-2023 PSUs (linear interpolation applies between threshold and target and target and maximum performance levels):

Performance Level	Century TSR Percentile Rank	Achievement Percentage (% of Target)
Maximum	150% of Peer Average or More	200%
Target	100% of Peer Average	100%
Threshold	50% of Peer Average or Less	0%

The 2021-2023 TVSUs are time-vesting equity awards that cliff-vest in their entirety at the completion of the three-year performance period, provided the executive continues to be employed by the Company. The Committee believes that awarding some portion of the Company’s long-term incentive awards in the form of time-vested equity compensation encourages retention and ensures that the Company’s executives’ interests are aligned with those of the Company’s other stockholders towards long-term value creation.

2019-2021LTIP Results

Awards under the 2019-2021 LTIP consisted of both TVSUs and PSUs. PSUs awarded under the 2019-2021 LTIP vested based on the Company’s TSR relative to the same TSR Comparator Group noted above for the 2021-2023 LTIP, with fifty percent (50%) of the payout under the 2019-2021 PSUs based on the Company’s relative TSR performance over a two-year period (2019-2020) and fifty percent (50%) of the payout under the 2019-2021 PSUs based on relative TSR performance over a three-year period (2019-2021). The range of targets and achievement percentages with respect to TSR for the 2019-2021 PSUs was the same as was used for the 2021-2023 PSUs above.

For the 2019-2021 performance period, the Company’s TSR performance for the two-year (2019-2020) period was 119.8% of the average TSR of the TSR Comparator Group, and the Company’s TSR performance for the three-year (2019-2021) period 87.6% of the average TSR of the TSR Comparator Group, for a average relative TSR of 103.7% of the TSR Comparator Group. As a result, the 2019-2021 PSUs vested at 107.4% of target, and were issued in the amounts set forth below:

Name	Target 2019-2021 Performance Share Units (# Shares)	Actual 2019-2021 Performance Share Units Earned (# Shares)
Mr. Gary	113,625	122,033
Mr. Bless	271,790	291,902
Mr. Conti	45,119	48,458
Mr. DeZee	16,114	17,306
Mr. Gudlaugsson	9,761	10,483
Ms. Harrison	16,362	17,573
Mr. Hoerner	55,532	56,322

Retirement Benefits

We maintain a 401(k) Plan for our U.S.-based employees, including our named executive officers. The Century Aluminum 401(k) Plan is a tax-qualified retirement savings plan pursuant to which our U.S.-based employees are able to contribute a percentage, up to the limits prescribed by the Internal Revenue Service, of their annual compensation on a pre-tax basis. For our U.S.-based salaried employees, the Company also makes a matching contribution, the level of which is determined based on the employee’s eligibility to receive continued accruals in the Qualified Plan (as described below). Employees of the Company prior to January 1, 2015 (but who were under age 50 as of such date) as well as employees who joined the Company on or after January 1, 2015 (all of whom are ineligible to receive accruals in the Qualified Plan) are entitled to a matching contribution under the Century Aluminum 401(k) Plan equal to 100% of such employee’s contributions up to 6% of eligible compensation and a discretionary, non-elective, contribution of either 3% or 6% of eligible compensation based on the employee’s hire date. Employees of the Company prior to January 1, 2015 who were age 50 or older as of such date, all of whom are eligible to receive continued accruals under the Qualified Plan, are entitled to a matching contribution under the Century Aluminum 401(k) Plan equal to 100% of such employee’s contributions, up to 4% of eligible compensation, and 50% of such employee’s contributions up to the next 2% of eligible compensation, subject to the limits prescribed by the Internal Revenue Service. Of our named executive officers, only Mr. Hoerner and Mr. DeZee were U.S.-based employees of the Company and over the age of 50 prior to January 1, 2015.

We also maintain a non-contributory defined benefit pension plan, which we refer to as our “Qualified Plan,” and a Supplemental Retirement Income Benefit Plan, or “SERP,” both of which closed to new participants as of January 1, 2015. Participants in the Qualified Plan who were under age 50 as of January 1, 2015, are no longer eligible for future accruals under the Qualified Plan. Employees of the Company prior to January 1, 2015 who were age 50 or older as of such date, continue to be eligible for accruals under the Qualified Plan. All of our named executive officers were employed by the Company prior to January 1, 2015 and participate in the Qualified Plan with the exception of Mr. Conti and Mr. Gudlaugsson.

Mr. Bless and Ms. Harrison also participate in the SERP. The SERP provides participating executive officers with an additional retirement benefit equal to the amount that would normally be paid under our Qualified Plan if there were no annual compensation limitations under Sections 415 and 401(a)(17) of the Internal Revenue Code (the “Code”). Benefit accruals under the SERP ceased as of January 1, 2015.

In Iceland, Mr. Gudlaugsson participates in the Lifsverk Pension Fund, which allows for voluntary employer contributions similar to a U.S. 401(k) plan in addition to mandatorily required contributions. In connection with Mr. Gudlaugsson’s employment, the Company has agreed to make contributions to the fund on his behalf.

In connection with the cessation of benefit accruals under the SERP, in December 2015, the Committee approved and adopted a new nonqualified deferred compensation plan for certain members of management or highly compensated employees (the “Restoration Plan”). The Restoration Plan provides for Company contributions to eligible executives with respect to compensation above the limit provided under Section 401(a)(17) of the Code and is part of the Company’s shift away from a defined benefit retirement plan structure to a defined contribution retirement plan structure. Each of our named executive officers, other than John DeZee and Gunnar Gudlaugsson, have been made a participant in the Restoration Plan and are entitled to contributions of 9% of eligible compensation, or 12% in the case of Mr. Bless and Ms. Harrison.

These benefits are further described below under the captions “Post-Employment Compensation” and “Potential Payments and Benefits upon Termination or Change-in-Control.”

Severance and Change in Control Benefits

The Company’s policy is to provide certain severance and change in control protections to the Company’s named executive officers based on competitive practice in the industry. We believe that providing the Company’s executives with specified benefits in the event of termination of employment under certain circumstances helps us to retain executives and maintain leadership stability. Furthermore, we believe the change in control protections serve to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate.

In furtherance of the foregoing, the Company adopted the Amended and Restated Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides severance benefits under certain circumstances (such as by the Company without cause or upon the death or disability of the executive) or in connection with a change in control of the Company. Severance benefits following a change in control are only provided on a “double trigger” basis, meaning that payment of the benefit is not awarded unless the executive’s employment is terminated by the Company without cause or by the executive upon certain enumerated changes in his or her employment terms within an agreed period following the change in control. We believe the double trigger vesting structure strikes a balance between the severance protection and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.

Provisions of these arrangements for the Company’s named executive officers that relate to severance pay and termination benefits (including upon a change in control), including treatment of LTIP awards upon termination of service with the Company, are described in further detail below in the section entitled “Potential Payments and Benefits Upon Termination or Change-in-Control.”

Employment Agreements

The Company does not currently have employment agreements with any of the named executive officers, each of whom is an at-will employee of the Company.

Other Compensation Considerations and Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executives. We adopted these guidelines to further underscore our belief that management’s interests should be aligned with those of our stockholders.

The current guidelines for our executive officers are summarized in the table below. The guidelines are based on a fixed number of shares, which was established after giving consideration to the value of the fixed share guidelines as a percentage of salary. Shares underlying unvested stock awards and unexercised stock options (whether vested or unvested) do not count towards meeting the guidelines. The guidelines of peers and, on a broader basis, industry practices were considered in developing this policy.

Category	Share Guideline
Chief Executive Officer	150,000
Executive Vice Presidents	48,000
Senior Vice Presidents	18,000
Vice Presidents	6,000

The guidelines provide that officers should meet these minimum ownership levels within five years from the later of the date of hire or the effective date of the guidelines. Officers who are subsequently promoted to a higher category of participant level will have five years from the date of promotion to achieve their increased share guideline. The Committee is responsible for monitoring the application of our stock ownership guidelines and has discretion to waive or extend the time period in which officers should achieve minimum ownership levels. Each of our current named executive officers is in compliance with these guidelines, has been granted a waiver from the Committee or is within the applicable grace period.

Company Policy Prohibiting “Short Sales,” Pledging and Hedging of Company Stock

The Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in short sales in our common stock and requires that any Company shares purchased in the open be held for a minimum of six months. This Company policy also prohibits our officers, directors and all other employees from entering into “put” and “call” options (unless specifically authorized) or entering into any hedging transactions (including those involving prepaid variable forward contracts, equity swaps, collars and exchange funds). The Company’s insider trading policy also prohibits pledging the Company’s securities as collateral for a loan and holding Company securities in margin accounts.

Clawback Policy

The Company maintains an Incentive Compensation Recoupment Policy. Under this policy, the Company’s Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.

Timing of Equity Awards

Generally, the Committee makes incentive pay decisions for our named executive officers at regularly scheduled Committee and Board meetings. Typically, annual incentive awards are approved in the first quarter of each year. The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

Under Section 162(m) of the Code compensation paid to our covered executive officers (including performance-based compensation) in excess of $1 million is not deductible unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Historically, however, the deductibility of executive compensation has not been a significant goal or consideration in structuring the Company’s executive compensation programs.

Compensation Risk Assessment

The Committee annually reviews the relationship between the Company’s risk management policies and practices and the incentive compensation provided to the Company’s named executives to confirm that the Company’s incentive compensation does not encourage unnecessary or excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Overall, the Committee believes the Company’s compensation programs are balanced and focused on the long-term interests of our stockholders. Under the Company’s compensation structure, management can achieve the highest amount of compensation through consistent superior performance over extended periods of time. This incentivizes management to manage the Company for the long term and to avoid excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure and the elements of compensation are similarly balanced among cash, time-vesting share units (which do not contain any performance-based vesting requirements and settle in Company stock), and performance-based awards. With limited exceptions, the Committee retains absolute discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted.

The Committee reviewed a comprehensive compensation risk assessment conducted independently by FW Cook. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on this assessment and the Committee’s review, the Committee believes that the Company’s executive compensation programs (i) do not motivate our executive officers or our non-executive employees to take excessive risks, (ii) are designed to encourage behaviors aligned with the long-term interests of stockholders, and (iii) are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Century Aluminum Company, have reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with the Company’s management and based on such review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in Century’s 2021 Annual Report on Form 10-K and Century’s 2022 Proxy Statement.

Respectfully Submitted,

The Compensation Committee

Errol Glasser	Jarl Berntzen (Chair)	Andrew Michelmore	Jennifer Bush

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our 2021 named executive officers for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Jesse Gary	2021	693,769	—	4,074,372	569,357	—	102,810	5,440,308
President and Chief Executive Officer	2020	550,000	—	1,414,098	346,005	54,135	102,907	2,467,145
	2019	535,577	—	1,260,809	492,525	55,322	118,549	2,462,782
Michael Bless	2021	622,962	—	2,962,736	483,570	—	148,627	4,217,895
Former President and Chief Executive Officer	2020	900,000	—	3,003,706	615,600	476,860	212,220	5,208,386
	2019	894,231	—	2,649,049	868,500	552,215	289,395	5,253,390
Craig Conti	2021	431,538	—	650,075	—	—	56,104	1,137,717
Former Executive Vice President and Chief Financial Officer	2020	420,000	—	637,102	191,835	—	62,937	1,311,874
	2019	415,385	—	494,485	279,300	—	49,967	1,239,137
Gunnar Gudlaugsson(f)	2021	416,975	—	502,797	257,656	—	364,204	1,541,632
Executive Vice President, Global Operations
John DeZee	2021	362,500		341,685	183,876	49,893	33,931	971,885
Executive Vice President and General Counsel
Michelle Harrison	2021	335,769	—	201,750	139,388	—	53,829	730,736
Senior Vice President, Finance and Treasurer	2020	330,000	—	204,537	110,385	242,638	57,215	944,775
	2019	327,692	—	179,322	144,375	248,081	69,179	968,649
John Hoerner	2021	295,388	—	669,510	—	33,560	44,215	1,042,673
Former Executive Vice President, North American Operations	2020	480,000	—	692,908	64,800	128,044	63,516	1,429,268
	2019	476,539	—	608,601	322,848	137,045	82,882	1,627,915

(a)

Represents the amounts earned and paid for the applicable calendar year. Annual salary adjustments are generally effective in March. In 2021, the following base salary adjustments were made to certain of the named executive officers base salaries: (i) Mr. Bless’ base salary was decreased effective July 1, 2021 from $915,000 to $300,000 and Mr. Gary’s base salary was increased effective July 1, 2021 from $560,000 to $850,000 in connection with the transition of Mr. Gary as President and Chief Executive Officer; (ii) Mr. Hoerner’s base salary was decreased upon his transition as Executive Vice President, North American Operations in February 2021 and ended upon his retirement in October 2021; (iii) Mr. DeZee’s base salary was increased effective May 17, 2021 in connection with his appointment as Executive Vice President and General Counsel; and (iv) Mr. Gudlaugsson’s base salary was increased effective February 9, 2021 in connection with his appointment as Executive Vice President, Global Operations.

(b)

Represents the grant date fair value of TVSUs and stock-settled PSUs granted to the named executive officer in the respective fiscal year, which is calculated by multiplying the number of shares awarded by the closing price of the Company’s common stock on the date of grant. For Mr. Gary, also includes the grant date fair value of a one-time TVSU grant in connection with his appointment as CEO and an additional 2021-2023 LTIP award reflecting increased salary and target payout

For informational purposes, assuming the highest level of performance for PSUs, calculated by multiplying the closing price of the Company’s common stock on the grant date by the maximum number of shares that could be issued upon vesting of the PSUs granted, for 2021, the value of such awards would be as follows: Mr. Gary - $2,900,216; Mr. Bless - $4,444,097; Mr. Conti - $867,201; Mr. DeZee - $455,800, Mr. Gudlaugsson - $671,230, Ms. Harrison - $269,132; and Mr. Hoerner - $893,121. In connection with Mr. Hoerner’s October 2021 retirement, the stock awards granted to him in 2021 vested on a pro rata basis or will vest on a pro rata basis to the extent performance measures associated with PSUs are achieved in the future. In connection with Mr. Bless’ retirement in March 2022, the stock awards granted to him in 2021 were forfeited.

(c)

Represents amounts earned under the AIP. Mr. Bless’ AIP payout was pro-rated accordingly for 2021 based on his tenure as President and Chief Executive Officer through June 30, 2021 and upon his transition to retirement effective July 1, 2021. Mr. Gary’s AIP payout was pro-rated accordingly for 2021 based on his tenure as Executive Vice President and Chief Operating Officer through June 30, 2021 and upon his promotion to President and Chief Executive Officer effective July 1, 2021. No AIP amounts were earned by Messrs. Horner and Conti due to their departure from the Company in October 2021 and March 2022, respectively.

(d)

Represents the change (increase) in the actuarial present value of accumulated retirement benefits. For Mr. Gary, Mr. Bless and Ms. Harrison, the actual change in actuarial value reflected a decrease for 2021 of $(21,289), $(137,093) and $(89,762), respectively. The fluctuation in value year-over-year primarily is due to changes in the discount rate.

(e)

Amounts presented in the “All Other Compensation” column for 2021 include: (i) Company contributions under the Company’s Restoration Plan of $67,480 for Mr. Gary, $113,827 for Mr. Bless, $30,004 for Mr. Conti, $18,739 for Ms. Harrison and $10,055 for Mr. Hoerner; (ii) Company contributions under the Company’s 401(k) plan of $34,800 for each of Mr. Gary, Mr. Bless, and Ms. Harrison, $14,500 for Mr. Hoerner and Mr. DeZee and $26,100 for Mr. Conti; (iii) Company contributions for supplemental life insurance benefits for Mr. Gary, Ms. Harrison and Mr. Hoerner; and (iv) relocation costs of $19,430 for Mr. DeZee and $17,000 for Mr. Hoerner in connection each executive’s change in position during 2021. Mr. Gudlaugsson’s amounts also include (A) amounts and payments associated with his Icelandic employment, including private Iceland pension contributions totaling $57,365; Iceland car allowance of $24,050; and Iceland health insurance benefits and (B) certain benefits and cost reimbursements associated with Mr. Gudlaugsson’s relocation to the United States during 2021 while maintaining his residency in Iceland, including Company contributions associated with U.S. health benefits; U.S. car allowance and vehicle payments totaling $24,585; U.S. housing costs of $24,083; and income tax-gross ups associated with U.S.-based compensation in the amount of $225,793.

(f)

A portion of the dollar value of the salary reported for Mr. Gudlaugsson and certain elements comprising the dollar values under All Other Compensation have been converted from Iceland Kronas to U.S. dollars using a 2021 average Iceland Krona to US Dollar conversion rate of 0.0079.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information regarding the long-term incentive awards granted to our named executive officers in 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock(#)	Grant Date Fair Value of Stock and Option Award($)(d)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jesse Gary
AIP (a)		338,500	677,000	1,354,000
2021-2023 LTIP (b)	1/1/2021				42,173	84,346	168,692		930,336
2021-2023 LTIP(c)	1/1/2021							42,110	464,473
2021-2023 LTIP (b)	7/1/2021				20,610	41,219	82,438		519,772
2021-2023 LTIP(c)	7/1/2021							13,740	173,261
Promotion TVSU Award (f)	7/1/2021							157,536	1,986,529
Michael Bless (e)
AIP (a)		303,750	607,500	1,215,000
2021-2023 LTIP (b)	1/1/2021				100,728	201,455	402,910		2,222,049
2021-2023 LTIP(c)	1/1/2021							67,152	740,687
Craig Conti (e)
AIP (a)		163,125	326,250	652,500
2021-2023 LTIP (b)	1/1/2021				19,656	39,311	78,622		433,600
2021-2023 LTIP(c)	1/1/2021							19,626	216,475
John DeZee
AIP (a)		115,500	231,000	462,000
2021-2023 LTIP(b)	1/1/2021				6,055	12,110	24,220		133,573
2021-2023 LTIP(c)	1/1/2021							6,046	66,687
2021-2023 LTIP(b)	6/14/2021				3,603	7,206	14,412		94,327
2021-2023 LTIP(c)	6/14/2021							3,598	47,098
Gunnar Gudlaugsson
AIP (a)		150,500	301,000	602,000
2021-2023 LTIP (b)	1/1/2021				5,388	10,776	21,552		118,859
2021-2023 LTIP(c)	1/1/2021							5,381	59,352
2021-2023 LTIP (b)	2/16/2021				8,042	16,083	32,166		215,995
2021-2023 LTIP(c)	2/16/2021							8,029	107,829
Michelle Harrison
AIP (a)		84,375	168,750	337,500
2021-2023 LTIP (b)	1/1/2021				6,100	12,200	24,400		134,566
2021-2023 LTIP(c)	1/1/2021							6,091	67,184
John Hoerner (e)
AIP (a)		180,000	360,000	720,000
2021-2023 LTIP (b)	1/1/2021				20,243	40,486	80,972		446,561
2021-2023 LTIP (c)	1/1/2021							20,213	222,949

(a)

Represents the threshold, target and maximum potential cash payments under the 2021 AIP. Subject to the discretion of the Committee, if the minimum performance criteria are not achieved for the threshold level, no cash payments will be awarded. Potential payout at target level of performance for each of the named executive officers for 2021 ranged from 50% of base salary to 100% of base salary. See “Compensation Discussion and Analysis—2021 Compensation Program Details—Target AIP Awards.” Neither Mr. Hoerner nor Mr. Conti received a 2021 AIP payment due to retirement from the Company in October 2021 and resignation from the Company in March 2022, respectively. Actual amounts earned for 2021 are included in the amounts reflected in the Non-Equity Incentive Payments column of the Summary Compensation Table.

(b)

Represents the threshold, target and maximum number of shares issuable in respect of PSUs awarded to the named executive officers under the 2021-2023 LTIP. Subject to the discretion of the Committee, if the minimum performance criteria are not achieved for the threshold level, no payments will be awarded.

(c)	Represents the number of shares issuable in respect of TVSUs awarded to the named executive officer under the 2021-2023 Long-Term Incentive Plan.
(d)

Represents the grant date fair value of the stock awards, which is calculated by multiplying the number of shares awarded by the closing price of the Company’s common stock on the date of grant. For awards made with a grant date of January 1, 2021, the amounts shown reflect the closing price of the Company’s common stock on December 31, 2020 of $11.03, the last trading day through the date of grant. For those awards with a grant date of February 16, 2021, the amounts shown reflect the closing price of the Company’s common stock on February 16, 2021 of $13.43. For those awards with a grant date of July 1, 2021, the amounts shown reflect the closing price of the Company’s common stock on July 1, 2021 of $12.61. For those awards with a grant date of June 14, 2021, the amounts shown reflect the closing price of the Company’s stock on June 14, 2021 of $13.09.

(e)

In connection with Mr. Bless’ retirement effective March 31, 2022 and Mr. Conti’s resignation effective March 1, 2022, each officer’s 2021-2023 LTIP awards (all of which were unvested) were forfeited. In connection with Mr. Hoerner’s retirement effective October 2021, Mr. Hoerner’s outstanding TVSUs vested on a pro rata basis at such date and his PSUs then outstanding will vest on a pro-rata basis, to the extent performance measures are achieved, in accordance with the Long-Term Incentive Plan.

(f)

Represents a one-time award of TVSUs in connection with Mr. Gary’s appointment to President and Chief Executive Officer effective July 1, 2021, with 78,768 TVSUs vesting on July 1, 2022, 47,261 TVSUs vesting on July 1, 2023, and 31,507 TVSUs vesting on July 1, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for the Company’s named executive officers as of December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
Jesse Gary
2020-2022 TVSUs (b)	62,619	1,036,971
2021-2023 TVSUs (c)	55,850	924,876
2020-2022 PSUs (d)			125,426	2,077,055
2021-2023 PSUs (e)			125,565	2,079,356
Promotion Stock Bonus (f)	157,536	2,608,796
Michael Bless (g)
2020-2022 TVSUs	99,857	1,653,632
2021-2023 TVSUs	67,152	1,112,037
2020-2022 PSUs			299,572	4,960,912
2021-2023 PSUs			201,455	3,336,095
Craig Conti (g)
2020-2022 TVSUs (b)	28,212	467,191
2021-2023 TVSUs (c)	19,626	325,007
2020-2022 PSUs (d)			56,509	935,789
2021-2023 PSUs (e)			39,311	650,990
Gunnar Gudlaugsson
2020-2022 TVSUs (b)	8,858	146,688
2021-2023 TVSUs (c)	13,409	222,053
2020-2022 PSUs (d)			17,743	293,824
2021-2023 PSUs (e)			26,859	444,785
John DeZee
2020-2022 TVSUs (b)	8,990	148,874
2021-2023 TVSUs (c)	9,644	159,705
2020-2022 PSUs (d)			18,008	298,212
2021-2023 PSUs (e)			19,316	319,873
Michelle Harrison
2020-2022 TVSUs (b)	9,057	149,984
2021-2023 TVSUs (c)	6,091	100,867
2020-2022 PSUs (d)			18,142	300,432
2021-2023 PSUs (e)			12,200	202,032
John Hoener (g)	—	—	—	—

(a)	Based on the closing market price for shares of our common stock of $16.56 on December 31, 2021, the last trading day of 2021.

(b)	Vest on December 31, 2022, except with respect to Messrs. Bless and Conti. See footnote (g).
(c)	Vest on December 31, 2023, except with respect to Messrs. Bless and Conti. See footnote (g).
(d)

Represents PSUs granted in 2020 which will vest on December 31, 2022 and payout, if at all, based on the Company’s TSR relative to the TSR of our peers, as may be modified by the strategic multiplier at the discretion of the Compensation Committee. 50% of the payout under the 2020-2022 PSUs is determined based on a two-year performance period (2020-2021) and 50% of the payout under the 2020-2022 PSUs are determined based on a three-year performance period (2020-2022). For outstanding PSUs, the shares indicated are based on the Company achieving target performance during both such performance periods.

(e)

Represents PSUs granted in 2021 which will vest on December 31, 2023 and payout, if at all, based on the Company’s TSR relative to the TSR of our peers, as may be modified by the strategic multiplier at the discretion of the Compensation Committee. 50% of the payout under the 2021-2023 PSUs is determined based on a two-year performance period (2021-2022) and 50% of the payout under the 2021-2023 PSUs are determined based on a three-year performance period (2021-2023). For outstanding PSUs, the shares indicated are based on the Company achieving target performance during both such performance periods.

(f)

Represents a one-time award of TVSUs in connection with Mr. Gary’s promotion to President and Chief Executive Officer effective July 1, 2021, with 78,768 TVSUs vesting on July 1, 2022, 47,261 TVSUs vesting on July 1, 2023, and 31,507 TVSUs vesting on July 1, 2024.

(g)

Upon retirement from the Company effective March 31, 2022 (and as approved by the Compensation Committee), 67% of Mr. Bless’ 2020-2022 PSUs and TVSUs remained outstanding and will vest in accordance with their terms (subject in the case of the PSUs to performance achieved) and the remaining unvested portion of his 2020-2022 LTIP awards as well as his 2021-2023 LTIP awards were forfeited and cancelled. Upon Mr. Conti’s resignation from the Company effective March 1, 2022, his TVSUs and PSUs then outstanding were forfeited and cancelled. Upon Mr. Hoerner’s retirement effective October 2021, his TVSUs then outstanding vested on a pro-rata basis, and his PSUs then outstanding will vest on a pro-rata basis, to the extent performance measures are achieved, in accordance with the Long-Term Incentive Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding shares of the Company’s common stock that were issued upon exercise of option awards and vesting of performance share units and time-vesting share units during 2021 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)(b)	Value Realized on Vesting($)(c)
Jesse Gary	—	—	178,760	2,960,266
Michael Bless	—	—	382,499	6,334,183
Craig Conti	—	—	70,984	1,175,495
Gunnar Gudlaugsson	—	—	15,356	254,295
John DeZee	—	—	25,351	419,813
Michelle Harrison	—	—	25,742	426,288
John Hoerner	—	—	82,503	1,366,250

(a)	No options were exercised during 2021.
(b)

Amounts represent shares acquired pursuant to TVSUs and PSUs awarded under the 2019-2021 Long-Term Incentive Plan that vested on December 31, 2021 upon completion of the three-year performance period, other than with respect to Mr. Hoerner, whose TVSUs and PSUs vested pro rata in connection with his October 31, 2021 retirement date.

(c)	Amounts in this column were calculated using the closing price per share of the Company’s common stock on the applicable vesting date.

Post-Employment Compensation

Pension Benefits

As discussed in the Compensation Discussion and Analysis section under the heading “Retirement Benefits,” we maintain a non-contributory defined benefit pension plan which we refer to as our Qualified Plan for our U.S.-based salaried employees who were employed prior to January 1, 2015 and who meet certain additional eligibility requirements, including at least one full year of service with the Company. Although closed to new participants, the Qualified Plan provides to its participants lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $32.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under predecessor plans which we acquired. We determine final average monthly compensation under the Qualified Plan as the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service, or earlier if the participant has reached the age of 62. An early retirement benefit (actuarially reduced beginning as early as age 55) and a disability benefit are also available. The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

The Qualified Plan was amended in the fourth quarter of 2014 to eliminate future accruals for participants who were under age 50 as of January 1, 2015 and to close the plan to new participants. Employees who are not eligible for future accruals under the Qualified Plan receive an additional matching contribution under the Century Aluminum 401(k) Plan equal to 100% of such employee’s contributions up to 6% of eligible compensation and a discretionary non-elective contribution of either 3% or 6% of eligible compensation based on the employee’s hire date. Employees of the Company who were aged 50 or older as of January 1, 2015 continued to be eligible for accruals under the Qualified Plan and are not eligible for the higher matching contribution rate under the Century Aluminum 401(k) Plan. All of our named executive officers were employed by the Company prior to January 1, 2015 and participate in the Qualified Plan, except for Mr. Gudlaugsson who accrues an Icelandic pension and is not eligible to receive 401(k) employer contributions, however, only Mr. DeZee is eligible for future accruals under the Qualified Plan.

Mr. Bless and Ms. Harrison also participate in the SERP. The SERP, which is also closed to new participants, provides participating executive officers with an additional retirement benefit equal to the amount that would normally be paid under our Qualified Plan if there were no annual compensation limitations under Sections 415 and 401(a)(17) of the Code. Final average monthly compensation for purposes of calculating the supplemental benefit will be based on the average of the highest three calendar years’ annual compensation over the last 10 calendar years of employment. Benefit accruals under the SERP ceased automatically as of January 1, 2015.

2021 Pension Benefits

Name(a)	Plan Name	Number of Years of Credited Service(b)	Present Value of Accumulated Benefit(c) ($)
Jesse Gary	Qualified Plan	4.83	192,710
Michael Bless	Qualified Plan SERP	8.92	922,931 1,854,779
John DeZee	Qualified Plan	13.33	924,374
Michelle Harrison	Qualified Plan SERP	14.67	746,401 231,025
John Hoerner	Qualified Plan	10.33	734,805

(a)

Both the Qualified Plan and the SERP were closed to new participants as of January 1, 2015 and, as a result, Mr. Conti was not eligible for benefits under these plans. In connection with Mr. Hoerner’s retirement in October 2021, Mr. Hoerner became eligible to begin receiving his accumulated pension benefits as set forth in the Qualified Plan.

(b)	Under the Qualified Plan, participants who were under the age of 50 as of January 1, 2015 are not eligible for future accruals. This includes all current named executive officers except for Mr. DeZee.
(c)	In connection with Mr. Bless’ retirement effective March 31, 2022, Mr. Bless is entitled to his outstanding pension benefits as set forth in the Qualified Plan and the SERP.

Deferred Compensation

As discussed above under the heading “Retirement Benefits,” in 2015 we adopted the Restoration Plan which is a non-tax-qualified deferred compensation plan designed to provide a benefit based on a notional benefit account balance, accumulated from initial and annual contribution credits and deemed investment earnings. The Restoration Plan provides for Company contributions to eligible executives with respect to compensation above the limit provided under Section 401(a)(17) of the Code. Each of our named executive officers, except for Mr. DeZee and Mr. Gudlaugsson, was made a participant in the Restoration Plan entitled to contributions of 9% of eligible compensation, or 12% in the case of Mr. Bless and Ms. Harrison.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Company Contributions in Last FY(a) ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021(b) ($)
Jesse Gary	—	67,480	103,390	—	647,830
Michael Bless (c)	—	113,827	(6,213)	—	1,125,829
Craig Conti (d)	—	30,004	11,095	—	86,586
John DeZee	—	—	—	—	—
Gunnar Gudlaugsson	—	—	—	—	—
Michelle Harrison	—	18,739	30,414	—	221,094
John Hoerner(e)	—	10,055	49,021	—	526,149

(a)	All amounts in this column are also reported as “All Other Compensation” in the Summary Compensation Table.

(b)

Amounts shown represent actual balance of deferred retirement benefits under the Company’s Restoration Plan reported as of December 31, 2021. The amounts reflected under “Company Contributions in Last FY” are not credited to the account until the following year. Of these balances, the following amounts were reported as Company contributions in Summary Compensation Tables in prior-year proxy statements: Mr. Gary, $400,514; Mr. Bless, $1,088,494; Mr. Conti, $62,054; Ms. Harrison, $136,242; and Mr. Hoerner, $347,495. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(c)	In connection with Mr. Bless’ retirement effective March 31, 2022, Mr. Bless is entitled to his outstanding nondeferred compensation as set forth in the Restoration Plan.
(d)

As of the date of Mr. Conti’s resignation from the Company on March 1, 2022, Mr. Conti was not vested in the Restoration Plan, and did not receive any of his outstanding nondeferred compensation in accordance with the terms of the Restoration Plan.

(e)

In connection with Mr. Hoerner’s retirement in October 2021, Mr. Hoerner was entitled to his outstanding nondeferred compensation as set forth in the Restoration Plan, which is eligible to be dispersed six months after his retirement date.

Potential Payments and Benefits upon Termination or Change-in-Control

Estimated Payments Upon Termination Due to Death, Disability or Retirement

In the event of termination due to death, disability or retirement after age 62 and for other reasons as approved by the Committee, a named executive officer would be entitled to a pro-rata portion of his or her earned AIP award for the year of termination. In addition, upon any such termination and except as noted below with respect to Mr. Gary’s TVSUs granted in connection with his appointment as CEO (“Promotion TVSUs”), such executive’s then-outstanding LTIP awards would vest pro-rata based on the number of days of the plan period which have passed prior to termination, or in such greater amount as may be determined by the Committee in its discretion. The named executive officer’s pro-rata portion of his or her PSUs would be paid out after the end of the applicable performance period(s) on determination by the Committee of the extent to which the applicable performance measures have been achieved, except in the case of termination due to death, in which case the pro-rated award would be earned assuming a target level of performance and paid as soon as possible following such termination. In the event of termination due to disability, Mr. Gary’s Promotion TVSUs and the related cash award received in connection his promotion (“Promotion Cash Award”) would continue to vest in accordance with their schedules, and in the event of termination due to death, the Promotion TVSUs and Promotion Cash Award would accelerate vest in full.

Estimated Payments Upon a Termination in Connection with a Qualifying Acquisition or Change in Control

Under the terms of our Executive Severance Plan, if one or more of an executive officer’s corporate titles is filled by, or greater than 50% of the executive officer’s responsibilities are assumed by, an employee of an acquired person, then upon termination of employment during an Acquisition Protection Period (defined below) either (1) by the Company other than “for cause” or (2) by the executive for “good reason,” such named executive officer would be entitled to receive termination payments equal to: (i) either 1x or 1.5x (for a Tier 2 or Tier 1 participant, respectively) of the executive’s base salary as of the date of termination; (ii) either 1x or 1.5x (for a Tier 2 or Tier 1 participant, respectively) of the executive’s target annual incentive award for the year of termination (or, if greater, for the immediately preceding year); and (iii) a pro-rata portion of the executive’s target annual incentive award for the year of termination (or, if greater, for the immediately preceding year). The executive would also be entitled to receive a pro-rata portion of his or her outstanding LTIP awards paid at target. The Executive Severance Plan defines an Acquisition Protection Period as the 6 months preceding and the 24 months following the date of any acquisition by the Company of securities representing 50% or more of the combined voting power or the assets or employees of another entity.

Upon termination of employment during a Change in Control Protection Period (defined below), such named executive officer would be entitled to receive termination payments equal to: (i) 1.5x or 2x (for a Tier 2 or Tier 1 participant, respectively) the sum of (y) the executive’s base salary as of the date of termination (or, if greater, the executive’s base salary for the year immediately preceding the Change in Control) and (z) the executive’s target annual incentive award for the year of termination (or, if greater, for the year immediately preceding the Change in Control); and (ii) a pro-rata portion of the executive’s target annual incentive award for the year of termination (or, if greater, for the year immediately preceding the Change in Control). Upon termination of employment during a Change in Control Protection Period, the executive would also be entitled to receive all of his or her outstanding LTIP awards paid out at target. The Executive Severance Plan defines a Change in Control Protection Period as the 6 months preceding and the 24 months following the date of any “change in control” of the Company (as defined in the Executive Severance Plan).

Upon Mr. Bless’ transition as Chief Executive Officer effective June 30, 2021, he ceased to be a participant in the Executive Severance Plan. Mr. Gary became a Tier 1 participant in the Executive Severance Plan effective July 1, 2021. All of the Company’s other named executive officers who were executive officers as of December 31, 2021 have been approved by the Committee as Tier 2 participants in the Executive Severance Plan.

Estimated Payments Upon Termination for Other Reasons

Under the terms of our Executive Severance Plan, upon a termination of employment outside of a Change in Control Protection Period or an Acquisition Protection Period either (1) by the Company other than “for cause” or (2) by the executive for “good reason,” such named executive officer would be entitled to receive termination payments equal to: (i) either 1 or 1.5x (for a Tier 2 or Tier 1 participant, respectively) the executive’s base salary as of the date of termination; and (ii) a pro-rata portion of the executive’s annual incentive award for the year of termination; provided that no amounts are payable under the Executive Severance Plan in the event of termination of employment due to death or disability.

In the event of termination of employment for any reason other than due to death, disability, retirement or for “cause” or “good reason” outside of an Acquisition Protection Period or a Change in Control Protection Period, all outstanding options and unvested LTIP awards are forfeited.

Additional Retirement Benefits

In the event of termination of employment for any reason, such named executive officer would be entitled to receive his or her accrued benefits under the Qualified Plan, the Restoration Plan and the SERP. These benefits are further described above under the captions “Retirement Benefits” and “Post-Employment Compensation.”

409A and Other Tax Considerations

Any amounts payable to each officer by reason of his or her termination of employment that are determined to constitute payments of “nonqualified deferred compensation,” as that term is used for purposes of Section 409A of the Code, shall be payable, together with interest thereon, on the first business day after the expiration of six months from his or her termination of employment.

The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual’s annualized includible compensation for the base period, as defined in the Code. Pursuant to the terms of the Executive Severance Plan, certain payments may be subject to reduction if such payments result in the imposition of an excise tax. The amounts set forth in the “Potential Payments and Benefits upon Termination or Change-in-Control” table below exclude the effects of any excise tax reduction.

Estimated Payments Tables

The following table sets forth the amount of compensation payable to each of our current named executive officers upon termination in connection with a change of control or qualifying acquisition, involuntary termination for cause, involuntary termination not-for-cause, death, disability, retirement (assuming each officer is retirement eligible) and voluntary resignation. The amounts shown assume that such termination was effective as of December 31, 2021, except for Mr. Hoerner, who retired from the Company effective October 31, 2021. The amounts also reflect that as of December 31, 2021, Mr. Bless was no longer a participant in the Executive Severance Plan. Actual amounts that may paid can only be determined at the time of such executive’s termination.

Potential Payments and Benefits upon Termination or Change-in-Control
Named Executive Officer	Voluntary	By Company without Cause or by Officer with Good Reason	By Company with Cause	Retirement	Disability	Death	Following a Change in Control	Following a Qualifying Acquisition by the Company
Jesse Gary
Salary	$—	$1,275,000	$—	$—	$—	$—	$1,700,000	$1,275,000
Bonus(a)	—	569,357	—	569,357	569,357	569,357	2,031,000	1,692,500
Qualified Retirement Benefits(b)	192,710	192,710	192,710	192,710	192,710	96,355	192,710	192,710
Nonqualified Retirement Benefits(c)	647,830	647,830	—	647,830	647,830	647,830	647,830	647,830
TVSUs(e)	—	—	—	999,609	999,609	999,609	1,961,847	999,609
PSUs(f)	—	—	—	2,077,822	2,077,822	2,077,822	4,156,411	2,077,822
Promotion Cash and TVSU Award(g)	—	8,608,796	—	—	8,608,796	8,608,796	8,608,796	434,886
Insurance Continuation	—	39,932	—	—	—	—	39,932	39,932

Total	$840,540	$11,333,625	$192,710	$4,487,328	$13,096,124	$12,999,769	$19,338,526	$7,360,289

Michael Bless
Salary	$—	$—	$—	$—	$—	$—	$—	$—
Bonus(a)	—	483,570	—	483,570	483,570	483,570	483,570	483,570
Qualified Retirement Benefits(b)	922,931	922,931	922,931	922,931	922,931	461,466	922,931	922,931
Nonqualified Retirement Benefits(c)	1,125,829	1,125,829	—	1,125,829	1,125,829	1,125,829	1,125,829	1,125,829
SERP(d)	1,854,779	1,854,779	1,854,779	1,854,779	1,854,779	927,390	1,854,779	1,854,779
TVSUs(e)	—	—	—	1,473,118	1,473,118	1,473,118	2,765,669	1,473,118
PSUs(f)	—	—	—	4,469,036	4,469,036	4,469,036	8,446,047	4,469,036
Insurance Continuation	—	—	—	—	—	—	—	—

Total	$3,903,539	$4,387,109	$2,777,710	$10,329,263	$10,329,263	$8,940,409	$15,598,825	$10,329,263

Potential Payments and Benefits upon Termination or Change-in-Control
Named Executive Officer	Voluntary	By Company without Cause or by Officer with Good Reason	By Company with Cause	Retirement	Disability	Death	Following a Change in Control	Following a Qualifying Acquisition by the Company
Craig Conti
Salary	$—	$435,000	$—	$—	$—	$—	$652,500	$435,000
Bonus(a)	—	326,250	—	326,250	326,250	326,250	815,625	652,500
Qualified Retirement Benefits(b)	—	—	—	—	—	—	—	—
Nonqualified Retirement Benefits(c)	—	—	—	—	—	—	—	—
TVSUs(e)	—	—	—	419,801	419,801	419,801	792,197	419,801
PSUs(f)	—	—	—	840,866	840,866	840,866	1,586,779	840,866
Insurance Continuation	—	8,822	—	—	—	—	13,232	8,822

Total	$—	$770,072	$—	$1,586,917	$1,586,917	$1,586,917	$3,860,333	$2,356,989

Gunnar Gudlaugsson
Salary	$—	$430,000	$—	$—	$—	$—	$645,000	$430,000
Bonus(a)	—	257,656	—	257,656	257,656	257,656	752,500	602,000
Qualified Retirement Benefits(b)	—	—	—	—	—	—	—	—
Nonqualified Retirement Benefits(c)	—	—	—	—	—	—	—	—
TVSUs(e)	—	—	—	171,807	171,807	171,807	368,742	171,807
PSUs(f)	—	—	—	344,520	344,520	344,520	739,752	344,520
Insurance Continuation	—	7,751	—	—	—	—	11,627	7,751

Total	$—	$695,407	$—	$773,983	$773,983	$773,983	$2,517,621	$1,556,078

John DeZee
Salary	$—	$385,000	$—	$—	$—	$—	$577,500	$385,000
Bonus(a)	—	183,876	—	183,876	183,876	183,876	577,500	462,000
Qualified Retirement Benefits(b)	924,374	924,374	924,374	924,374	924,374	462,187	924,374	924,374
Nonqualified Retirement Benefits(c)	—	—	—	—	—	—	—	—
TVSUs(e)	—	—	—	152,484	152,484	152,484	308,579	152,484
PSUs(f)	—	—	—	305,432	305,432	305,432	618,085	305,432
Insurance Continuation	—	15,511	—	—	—	—	23,266	15,511
Total	$924,374	$1,508,761	$924,374	$1,566,166	$1,566,166	$1,103,979	$3,029,304	$2,244,801

Potential Payments and Benefits upon Termination or Change-in-Control
Named Executive Officer	Voluntary	By Company without Cause or by Officer with Good Reason	By Company with Cause	Retirement	Disability	Death	Following a Change in Control	Following a Qualifying Acquisition by the Company
Michelle Harrison
Salary	$—	$337,500	$—	$—	$—	$—	$506,250	$337,500
Bonus(a)	—	139,388	—	139,388	139,388	139,388	421,875	337,500
Qualified Retirement Benefits(b)	746,401	746,401	746,401	746,401	746,401	373,201	746,401	746,401
Nonqualified Retirement Benefits(c)	221,094	221,094	—	221,094	221,094	221,094	221,094	221,094
SERP(d)	231,025	231,025	231,025	231,025	231,025	115,513	231,025	231,025
TVSUs(e)	—	—	—	133,613	133,613	133,613	250,851	133,613
PSUs(f)	—	—	—	267,635	267,635	267,635	502,464	267,635
Insurance Continuation	—	24,621	—	—	—	—	36,932	24,621

Total	$1,198,520	$1,700,029	$977,426	$1,739,156	$1,739,156	$1,250,444	$2,916,892	$2,299,389

John Hoerner(h)
Salary	—	—	—	$—	—	—	—	—
Bonus	—	—	—	—	—	—	—	—
Qualified Retirement Benefits(b)	—	—	—	734,805	—	—	—	—
Nonqualified Retirement Benefits(c)	—	—	—	526,149	—	—	—	—
TVSUs(e)	—	—	—	321,765	—	—	—	—
PSUs(f)	—	—	—	644,501	—	—	—	—
Insurance Continuation	—	—	—	—	—	—	—	—

Total	—	—	—	$1,753,720	—	—	—	—

(a)

Amounts shown are based on actual earned 2021 AIP as of year-end except under the change in control and qualifying acquisition scenarios, which are based on values assuming target payout under the 2021 AIP. Amounts for Mr. Conti are based on an assumed target level of achievement as actual achievement under the AIP was not determined for Mr. Conti in light of his departure from the Company effective March 1, 2022.

(b)

Represents the actuarial calculated present value of benefits under our Qualified Plan. Amounts shown will not be paid to named executive as a lump sum. Rather, the amounts shown represent the amount that would be received upon a termination event after reaching normal retirement age (62), or to a surviving spouse as an annuity in the event of the executive’s death. Because the Qualified Plan was closed to new participants as of January 1, 2015, Mr. Conti was not eligible for benefits under this plan. Mr. Gudlaugsson does not participate in the Qualified Plan as a non-U.S. based employee.

(c)

Represents the vested balance of deferred retirement benefits under our Restoration Plan. Amounts shown may be paid in a lump sum or installments over a period of 2-10 years as elected by the participant. Mr. Conti was not vested in the Restoration Plan as of December 31, 2021 (five-year vesting date from date of hire).

(d)

Represents the actuarial calculated present value of benefits under the SERP. Amounts shown will not be paid to named executive as a lump sum. Rather, the amounts shown represent the amount that would be received upon a termination event after reaching normal retirement age (62), to a surviving spouse as an annuity in the event of the executive’s death. Only Mr. Bless and Ms. Harrison are participants under the SERP which is closed to new participants.

(e)

Represents the value of TVSUs under the 2020-2022 LTIP and 2021-2023 LTIP. TVSUs vest on a pro-rated basis on termination due to retirement, disability, death or termination of employment in connection with a qualifying acquisition and at 100% of target following termination of employment in connection with a change in control. Value is based on our closing stock price of $16.56 on December 31, 2021, except with respect to Mr. Hoerner, whose values are based on our closing stock price of $13.21 on October 29, 2021, the last trading prior to his retirement.

(f)

Represents the value of PSUs under the 2020-2022 LTIP and 2021-2023 LTIP assuming target level achievement. PSUs vest on a pro-rated basis on termination due to retirement, disability, death or a qualifying acquisition and at 100% of target following a change in control. PSUs awarded under the 2020-2022 LTIP and 2021-2023 LTIP are equity-based awards and were valued based on our closing stock price of $16.56 on December 31, 2021, except with respect to Mr. Hoerner, whose values are based on our closing stock price of $13.21 on October 29, 2021, the last trading prior to his retirement.

(g)

Represents values eligible to be received under Mr. Gary’s Promotion TVSUs and Promotion Cash Award. In the event of a termination without cause/good reason or disability, value shown would be paid out over the intended vesting schedules of the awards, and not as a lump sum.

(h)

Amounts reflect actual amounts received or due to be received upon Mr. Hoerner’s retirement effective October 31, 2021. TVSU and PSU values are based on prorated awards following his retirement effective October 31, 2021. Such awards continue to be subject to vesting following his retirement on their regular vesting schedules.

2021 Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of Mr. Gary, our CEO, to the annual total compensation of our median employee. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The values for 2021, our last completed fiscal year, are as follows:

•	annual total compensation for our CEO as reported in the 2021 Summary Compensation Table and as annualized assuming he was our CEO for all of 2021 (as further described below) of $5,755,562; and

•	annual total compensation for our median employee of $80,657.

Accordingly, the ratio of Mr. Gary’s annual total compensation, as annualized, to our median employee’s total compensation for 2021 was 71:1.

For purposes of the 2021 pay ratio, we identified a new median employee. In determining this median employee, we examined 2021 taxable compensation for all individuals who were employed by us on November 1, 2021, excluding Mr. Gary, our CEO on that date. We included all employees of the Company and our consolidated subsidiaries, whether employed on a full-time, part-time, or seasonal basis; whether located in the U.S. or abroad; and without regard to whether the employees are salaried or hourly. We did not make any material assumptions, adjustments, or estimates with respect to taxable compensation or in identifying the median employee, and we did not annualize the compensation for any full-time or permanent part-time employees that were not employed by us for all of 2021. We believe the use of annual taxable compensation for all employees is a consistently applied compensation measure.

After identifying the median employee based on 2021 taxable compensation, we calculated 2021 annual total compensation for such employee using the same methodology we use to calculate the total compensation of our CEO as reported in the 2021 Summary Compensation Table earlier in this proxy statement, except that we annualized certain elements of our CEO’s compensation, including salary and AIP payout amounts, to reflect these items as if Mr. Gary had been our CEO for the entire 2021 fiscal year.

The SEC rules for identifying the median employee and in calculating the pay ratio allow companies to adopt a variety of methodologies, exclusions and assumptions. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies.

Transactions with Related Parties in 2021

Transactions with Glencore

All transactions with Glencore, our largest stockholder, are subject to our Statement of Policy Regarding Related Party Transactions described above under “Related Party Transactions Policy” and are approved by the Audit Committee or by a special committee comprised solely of independent directors.

Sales to Glencore

For the year ended December 31, 2021, we derived approximately 60% of our consolidated sales from Glencore.

Glencore purchases aluminum produced at our U.S. smelters at prices based on the LME plus the Midwest regional delivery premium plus any additional market-based product premiums. Glencore purchases aluminum produced at our Grundartangi, Iceland smelter at prices based on the LME plus the European Duty Paid premium plus any additional market-based product premiums.

We have entered into agreements with Glencore pursuant to which we sell certain amounts of alumina at market-based prices. For the year ended December 31, 2021, we recorded $18.3 million of revenue related to alumina sales to Glencore.

Purchases from Glencore

We purchase a portion of our alumina and certain other raw material requirements from Glencore. Alumina purchases from Glencore during 2021 were priced based on published alumina and aluminum indices as well as fixed prices.

Glencore Agreement Settlement

In July 2021, we reached a full and final legal settlement agreement with Glencore resolving a dispute related to alumina purchases and, accordingly, recorded a $4.0 million settlement loss to Cost of goods sold. This amount was paid during the fourth quarter.

Financial Contracts with Glencore

We have entered into certain financial contracts with Glencore. At December 31, 2021, we had fixed the forward LME price with respect to 80,316 tonnes through LME forward financial sales contracts with Glencore. These financial contracts settle on various dates through December 2024.

Summary

A summary of the aforementioned related party transactions for the years ended December 31, 2021, 2020 and 2019 is as follows:

	Year Ended December 31, (in thousands)
	2021	2020	2019
Net sales to Glencore	$1,337,000	$1,025,500	$1,191,600
Purchases from Glencore(1)	334,600	197,600	323,900
Purchases from Baise Haohai Carbon Co. Ltd. (“BHH”)(2)	—	—	17,800

(1)	Includes settlements of financial contract positions.
(2)	We previously owned a 40% interest in BHH and purchased carbon anodes from them for use in our operations. Purchases shown for 2019 were prior to the divestiture of our interest in BHH in May 2019.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters which may come before the 2022 Annual Meeting, nor has the Company received notice of any matter by the deadline prescribed by Rule 14a-4 under the Exchange Act. If any other matters properly come before the 2022 Annual Meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the person(s) named in the accompanying proxy intend to vote in accordance with their best judgment on such matters. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of Century, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow Sodali LLC has been retained to assist in the solicitation of proxies for a fee of $4,500 plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

STOCKHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS FOR THE 2023 ANNUAL MEETING

Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2023 should be addressed to the Company’s Corporate Secretary, 1 South Wacker Drive, Suite 1000, Chicago, Illinois 60606 and must be received by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2023 Annual Meeting is not held more than 30 days from the first anniversary of the 2022 Annual Meeting, the applicable deadline will be December 30, 2022). In addition, the Company’s Bylaws currently require that for business to be properly brought before an Annual Meeting by a stockholder, regardless of whether included in the Company’s proxy statement, the stockholder must give written notice of his or her intention to propose such business to our Corporate Secretary, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than the close of business on the 90th day prior and no later than the close of business on the 60th day prior to the first anniversary of our prior year’s Annual Meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In certain circumstances, different notice periods may apply; anyone seeking to bring business at an Annual Meeting should carefully review our Bylaws and comply with all rules and procedures included therein.

Notice of stockholder proposals and nominations of director candidates must set forth as to each matter the stockholder proposes to bring before the Annual Meeting the information required by our Bylaws, which includes, among other things: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder (including any derivatives, short interests or other similar instruments held by the stockholder), (iv) any material interest of the stockholder in such proposal or any arrangements entered into with third parties with respect to such proposal and (v) any other information relating to such stockholder and each director nominee, as applicable, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies. The Bylaws further provide that the Chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting that does not comply with the foregoing procedures. Any stockholder seeking to bring business at an Annual Meeting should carefully review our Bylaws and comply with all rules and procedures included therein.

We will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (without exhibits). Requests should be made to Office of the General Counsel, Century Aluminum Company, 1 South Wacker Drive, Suite 1000, Chicago, Illinois 60606.

CENTURY ALUMINUM COMPANY 1 SOUTH WACKER DRIVE SUITE 1000 CHICAGO, IL 60606 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 12, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 8, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 12, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 8, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85211-P69228 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CENTURY ALUMINUM COMPANY THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Jarl Berntzen 02) Jennifer Bush 03) Jesse Gary 04) Errol Glasser 05) Wilhelm van Jaarsveld 06) Andrew Michelmore 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2022. 3. Proposal to approve, on an advisory basis, the compensation of the named executive officers. For Against Abstain NOTE: By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting or any postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting: Century’s 2022 Proxy Statement, Annual Report on Form 10-K, and Letter to Stockholders, and any amendments to the foregoing materials are available at www.proxyvote.com. D85212-P69228 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENTURY ALUMINUM COMPANY ANNUAL MEETING OF STOCKHOLDERS JUNE 13, 2022 The stockholders hereby appoint Jesse E. Gary and John DeZee as proxies, each with the power to appoint their substitute, and hereby authorize them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Century Aluminum Company that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central European Time on June 13, 2022, at Fletcher Hotel-Restaurant Arion-Vlissingen, Boulevard Bankert 266, 4382 AC Vlissingen, The Netherlands, and any adjournments or postponements thereof. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side